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As filed with the Securities and Exchange Commission on February 5, 2004

Registration No. 333-109171

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GRIFFON CORPORATION
(Exact name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	11-1893410 (I.R.S. Employer Identification No.)

100 Jericho Quadrangle
Jericho, New York 11753
(516) 938-5544
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)

Robert Balemian
100 Jericho Quadrangle
Jericho, New York 11753
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

        Copies to:

Nancy D. Lieberman, Esq. Kramer, Coleman, Wactlar & Lieberman, P.C. 100 Jericho Quadrangle Jericho, New York 11753 (516) 822-4820	Gregory A. Fernicola, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000

        Approximate date of commencement of proposed sale to the public: From time to time following the effectiveness of this registration statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box ☐.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box ☒.

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐.

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box ☐.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

4.0% Contingent Convertible Subordinated Notes due 2023	$130,000,000	100%(1)(2)	$130,000,000(1)(2)	$10,517(6)

Common Stock, par value $.25 per share(3)	5,387,484(4)	(5)	(5)	(5)

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(i) of the Securities Act of 1933, as amended.

(2)
Exclusive of accrued interest, if any.

(3)
Includes associated preferred stock purchase rights ("Rights") to purchase 11/10,000 of a share of Series A Junior Participating Preferred Stock, par value $0.25 per share, subject to adjustment. Rights initially are attached to and trade with the common stock of the Registrant and will not be exercisable until the occurrence of specified events.

(4)
Represents the number of shares of common stock that are initially issuable upon conversion of the 4.0% Contingent Convertible Subordinated Notes due 2023 registered hereby. For purposes of estimating the number of shares of common stock issuable upon conversion of the notes, the Registrant used a conversion price of $24.13 per share of common stock. In addition to the shares set forth in the table, pursuant to Rule 416 under the Securities Act of 1933, as amended, the amount of common stock registered hereby also includes such indeterminate number of shares of common stock, including the associated Rights, as may be issuable from time to time upon conversion of the notes as a result of stock splits, stock dividends and antidilution adjustments.

(5)
No additional consideration will be received for the common stock and, therefore, no registration fee is required pursuant to Rule 457(i).

(6)
Previously paid.

$130,000,000
GRIFFON CORPORATION
4.0% Contingent Convertible Subordinated Notes Due 2023
and
the Common Stock Issuable upon Conversion of the Notes

        This prospectus relates to the resale by various selling securityholders of $130,000,000 aggregate principal amount of our 4.0% contingent convertible subordinated notes due 2023 and shares of our common stock into which the notes are convertible. The notes and shares may be offered and sold from time to time by the securityholders specified in this prospectus or their successors in interest. See "Selling Securityholders." The notes and shares are being registered pursuant to an agreement with the initial purchasers of the notes. The selling securityholders will receive all of the proceeds from the sale of the securities under this prospectus. We will not receive any proceeds from the sale of securities under this prospectus by the selling securityholders.

        We will bear the expenses in connection with the offering, including filing fees and our legal and accounting fees, estimated at $90,000.

        Our common stock is quoted on the New York Stock Exchange under the symbol "GFF." On February 3, 2004, the last reported sales price of the common stock on the New York Stock Exchange was $21.98.

        The notes are not listed on any securities exchange or approved for quotation through any automated system.

        Investing in our notes and common stock involves risks. See "Risk Factors" beginning on page 6.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 5, 2004.

TABLE OF CONTENTS

SUMMARY	1
RISK FACTORS	6
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	13
USE OF PROCEEDS	13
DESCRIPTION OF THE NOTES	13
DESCRIPTION OF CAPITAL STOCK	31
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES	36
SELLING SECURITYHOLDERS	41
PLAN OF DISTRIBUTION	43
LEGAL MATTERS	45
EXPERTS	45
WHERE YOU CAN FIND MORE INFORMATION	46

        You should rely only on the information contained or incorporated or deemed to be incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. Neither the notes nor any shares of common stock issuable upon conversion of the notes are being offered in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus speaks only as of the date of this prospectus and the information in the documents incorporated or deemed to be incorporated by reference in this prospectus speaks only as of the respective dates those documents were filed with the Securities and Exchange Commission.

        This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part and you may obtain copies of those documents as described below under "Where You Can Find More Information."

i

SUMMARY

        This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus and all the information that it incorporates by reference carefully, including the section entitled "Risk Factors" and our financial statements, the related notes and the management's discussion and analysis of our financial condition and results of operations for the periods covered by those financial statements, all of which are incorporated by reference into this prospectus, before making an investment decision. Unless the context indicates otherwise, all references in this offering memorandum to "Griffon," the "company," "our," "us" and "we" refer to Griffon Corporation and its subsidiaries.

Griffon Corporation

        We are a diversified manufacturing company with operations in four business segments: garage doors; installation services; specialty plastic films; and electronic information and communication systems. Our garage doors segment designs, manufactures and sells garage doors for use in the residential housing and commercial building markets. The installation services segment sells, installs and services garage doors, garage door openers, manufactured fireplaces, floor coverings, cabinetry and a range of related building products primarily for the new residential housing market. Our specialty plastic films segment develops, produces and sells plastic films and film laminates for use in infant diapers, adult incontinence products, feminine hygiene products and disposable surgical and patient care products. Our electronic information and communication systems segment designs, manufactures, sells and provides logistical support for communications, radar, information, command and control systems and large-scale integrated circuits for defense and commercial markets.

        As of September 30, 2003, we had approximately 5,600 employees. Our principal executive offices are located at 100 Jericho Quadrangle, Jericho, New York 11753. Our telephone number is (516) 938-5544. Our web site is www.griffoncorp.com. The information contained on our web site is not incorporated by reference in this prospectus.

        We were incorporated on May 18, 1959 under the laws of the State of New York, and reincorporated in Delaware in 1970. Our name was changed to Griffon Corporation in 1995.

        You can get more information regarding our business by reading our Annual Report on Form 10-K for the fiscal year ended September 30, 2003, and the other reports we file with the SEC. See "Where You Can Find More Information" on page 46.

The Offering

Issuer	Griffon Corporation
Securities Offered	$130 million aggregate principal amount of 4.0% Contingent Convertible Subordinated Notes due 2023 and shares of our common stock issuable upon conversion of the notes.
Maturity	July 18, 2023.
Ranking
The notes are our unsecured subordinated obligations. The notes rank junior in right of payment to all of our existing and future senior indebtedness. We and our subsidiaries are not restricted by the notes or the indenture under which the notes were issued from incurring additional indebtedness or liens.

Interest Payment Dates	January 18 and July 18 of each year, beginning January 18, 2004.
Contingent Interest
In addition to regular interest on the notes, beginning with the six-month interest period beginning July 18, 2010, contingent interest will also accrue during any six-month interest period where the average trading price of a note for the five trading day period ending on the third trading day immediately preceding the first day of such six-month interest period equals $1,200 or more. During any period in which contingent interest accrues, the contingent interest payable on the notes will be 0.50% per annum based on such average trading price.
Conversion Rights	Holders may surrender notes for conversion into shares of our common stock prior to the maturity date in the following circumstances:
•
during any calendar quarter if our common stock price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter preceding the quarter in which the conversion occurs is more than 120% of the conversion price per share of our common stock on that 30th trading day;
• if we have called the particular notes for redemption and the redemption has not yet occurred;
•
during the five trading day period after any five consecutive trading day period in which the trading price of $1,000 principal amount of the notes for each day of such five-day period was less than 95% of the product of our common stock price on that day multiplied by the number of shares issuable upon conversion of $1,000 principal amount of the notes; or
• upon the occurrence of specified corporate transactions described under "Description of the Notes—Conversion Rights."

Holders may convert any outstanding notes into shares of our common stock at an initial conversion price per share of $24.13. This represents a conversion rate of approximately 41.4422 shares of common stock per $1,000 principal amount of notes. The conversion price is subject to adjustment, but will not be adjusted for accrued interest, contingent interest or for liquidated damages referred to under "Description of the Notes—Registration Rights." Upon conversion, the holder will not receive any cash payment representing accrued but unpaid interest, including contingent interest and liquidated damages, if any. Instead, such accrued interest will be deemed paid by the shares of common stock received upon conversion.
In respect of any note presented for conversion, in lieu of delivering shares of common stock upon conversion of that note, we may elect to pay the holder cash in an amount equal to the product of the number of shares of common stock issuable upon conversion of that note and the average of the common stock price for the five consecutive trading days following either:
• our notice of our election to deliver cash, which we must give within two business days after receiving a conversion notice unless we have earlier given notice of redemption as described herein; or
• the conversion date, if we have given notice of redemption of that note specifying that we intend to deliver cash upon conversion after the redemption notice.
Optional Redemption
We may redeem some or all of the notes at any time on or after July 26, 2010, at a price equal to 100% of the principal amount of the notes, plus accrued but unpaid interest, including contingent interest and liquidated damages, if any, up to but not including the date of redemption, payable in cash. See "Description of the Notes—Optional Redemption of the Notes."
Sinking Fund	None.
Repurchase of Notes at the Option
You may require us to purchase all or a portion of your notes on July 18, 2010, of the Holder 2013 and 2018 for a purchase price equal to 100% of the principal amount plus accrued but unpaid interest, including contingent interest and liquidated damages, if any, up to, but not including, the date of repurchase, payable in cash. See "Description of the Notes—Repurchase of Notes at the Option of the Holder."
Change in Control
If a change in control, as that term is defined in "Description of the Notes—Right to Require Purchase of Notes upon a Change in Control," occurs, you will have the right to require us to repurchase all or a portion of your notes for a period of time after the change in control. The repurchase price will be equal to 100% of the principal amount of the notes, plus accrued but unpaid interest, including contingent interest and liquidated damages, if any, to the date of repurchase, payable in cash.
Form of the Notes
The notes are represented by one or more global notes in fully registered form, without coupons, deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company, or DTC. Beneficial interests in the global notes are shown on, and transfers of those beneficial interests are effected only through, records maintained by DTC and its participants. See "Description of Notes—Book-Entry System."

Ratio of Earnings to Fixed Charges	The following table presents the ratio of earnings to fixed charges for Griffon Corporation and its consolidated subsidiaries for each of the periods indicated.
Years ended September 30,
1999	2000	2001	2002	2003
2.6	2.8	3.6	5.2	6.3
For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consist of income before income taxes plus "fixed charges" and certain other adjustments. "Fixed charges" consist of interest incurred on all indebtedness, amortization of debt issuance costs, and the portion of rent expense deemed representative of the interest factor.
Use of Proceeds
The selling securityholders will receive all of the net proceeds from the sale of the notes or shares of common stock issued upon conversion of the notes. We will not receive any of the proceeds from the sale of any of these securities.
Registration Rights
Pursuant to a registration rights agreement that we entered into in connection with the private offering of the notes in July 2003, we have filed a shelf registration statement under the Securities Act of 1933 relating to the resale of the notes and the common stock issuable upon conversion of the notes. This prospectus constitutes a part of that registration statement. We filed the shelf registration statement solely to permit the resale of notes issued in the July 2003 private offering and shares of common stock issued upon conversion of those notes, and investors who purchase notes or shares of common stock from selling securityholders in this offering will not be entitled to any registration rights under the registration rights agreement. In addition, under the registration rights agreement, selling securityholders may be required to discontinue the sale or other disposition of notes and shares of common stock issued upon conversion of notes pursuant to the shelf registration statement and to discontinue the use of this prospectus under certain circumstances specified in the registration rights agreement.
Risk Factors
See "Risk Factors" and the other information in, and incorporated by reference into, this prospectus for a discussion of factors you should carefully consider before deciding to invest in the notes or the shares of common stock issuable upon conversion of the notes.
Trading
There is no public market for the notes and we do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes through any automated quotation system. The notes currently trade in the PORTAL Market. However, once the notes are sold under this prospectus, those notes will no longer trade in the PORTAL Market. No assurance can be given that a trading market for the notes will exist or as to the liquidity of any trading market for the notes that may exist. Our common stock is listed on the New York Stock Exchange under the symbol "GFF."

Tax Summary

        Pursuant to the indenture under which the notes are issued, each holder agrees to treat the notes, for United States federal income tax purposes, as "contingent payment debt instruments" as provided in Treasury Regulation section 1.1275-4 and to be bound by our application of the Treasury regulations that govern contingent payment debt instruments, including our determination that the rate at which interest will be deemed to accrue for United States federal income tax purposes is 8.5%, compounded semi-annually. Accordingly, each holder will recognize taxable income significantly in excess of cash received while the notes are outstanding. In addition, a U.S. Holder will recognize ordinary income upon a sale, exchange, conversion, redemption or repurchase of the notes at a gain. See "Certain United States Federal Income Tax Consequences."

RISK FACTORS

        Investing in the notes and underlying shares of common stock involves a high degree of risk. You should carefully consider the following factors, in addition to the other information contained in, or incorporated by reference into, this prospectus, in determining whether or not to purchase notes or underlying shares of our common stock.

Risks Relating to our Business

We operate in highly competitive industries and may be unable to compete effectively with other companies.

        We face intensive competition in each of our markets. We have a number of competitors, some of which are larger than us and have greater resources than we do. We compete primarily on the basis of competitive prices, technical expertise, product differentiation, and quality of products and services. In addition, there can be no assurance that we will not encounter increased competition in the future, which could have a material adverse effect on our business.

If we were to lose any of our largest customers, our results of operations could be significantly harmed.

        A small number of customers have accounted for a substantial portion of our historical net sales, and we expect that a limited number of customers will continue to represent a substantial portion of our net sales for the foreseeable future. Approximately 23% of our total sales and 75% of our specialty plastic films sales for the fiscal year ended September 30, 2003 were made to Procter & Gamble, which is our largest customer in the specialty plastic films segment. Our significant customers in our garage doors and electronic information and communication systems segments are The Home Depot, Inc. and Boeing Co. and Lockheed Martin Corp., respectively. Our future operating results will continue to substantially depend on the success of our largest customers and our relationships with them. Orders from these customers are subject to fluctuation, and may be reduced materially. Any reduction or delay in sales of our products to one or more of these customers could significantly harm our business. Our operating results will also depend on our ability to successfully develop relationships with additional key customers. We cannot assure you that we will retain our largest customers or that we will be able to recruit additional key customers.

Increases in raw material costs could adversely impact our financial condition and operating results.

        We purchase raw materials from various suppliers. While all our raw materials are available from numerous sources, commodity raw materials are subject to fluctuations in price. Because raw materials in the aggregate constitute significant components of our cost of goods sold, such fluctuations could have a material adverse effect on our results of operations. Our ability to pass on to our customers increases in raw material prices is limited, and there is generally a time lag between our increased costs and our ability to increase our prices. We have not always been able to increase our prices to fully recoup our increased expense levels. In addition, sharp increases in raw material prices are more difficult to pass through to the customers in a short period of time and may negatively affect our short-term financial performance. For example, recent price increases in plastic resins, which are the basic raw materials used in the manufacture of substantially all of our specialty plastic films products, have reduced our profit margin for the year ended on September 30, 2003. The supply agreements that we enter into relating to plastic resin purchases do not specify fixed pricing terms. Therefore, we are more sensitive to price changes in plastic resins.

Trends in the housing sector and in general economic conditions will directly impact our business.

        Our garage doors and installation services segments are influenced by construction of new homes and renovation of existing homes. For the year ended September 30, 2003, approximately 55% of our total net sales were related to new home construction and renovation of existing homes. Trends in the housing sector directly affect our financial performance. Accordingly, the strength of the U.S. economy, the age of existing home stock, job growth, interest rates, consumer confidence and the availability of consumer credit, as well as demographic factors such as the migration into the United States and migration of the population within the United States have a direct effect on our business. The declining interest rates in the recent period have generated strong growth in the housing sector. If interest rates increase or there are adverse changes in any of the other factors affecting trends in the housing sector, activities in new housing construction and renovation of existing homes may decrease. Such a decrease may have a material adverse effect on our business, operating results or financial condition.

Our electronic information and communication systems segment depends heavily upon government contracts.

        Our electronic information and communication systems segment sells products to the U.S. government primarily as a subcontractor. We are generally a first tier supplier to prime contractors in the defense industry such as Boeing Co., Lockheed Martin Corp., Northrop Grumman Systems Corp. and BAE Systems Aerospace Inc. In the fiscal year ended September 30, 2003, U.S. government contracts and subcontracts accounted for approximately 8% of our sales. Our contracts involving the U.S. government may include various risks, including:

  •
  Termination by the government;

  •
  Reduction or modification in the event of changes in the government's requirements or budgetary constraints;

  •
  Increased or unexpected costs causing losses or reduced profits under contracts where our prices are fixed, or unallowable costs under contracts where the government reimburses us for costs and pays an additional premium;

  •
  The failure or inability of the prime contractor to perform its contract in circumstances where we are a subcontractor;

  •
  The failure of the government to exercise options for additional work provided for in the contracts; and

  •
  The government's right in certain circumstances to freely use technology developed under these contracts.

        The programs in which we participate may extend for several years, but are normally funded on an annual basis. The U.S. government may not continue to fund programs to which our contracts relate. Even if funding is continued, we may fail to compete successfully to obtain funding pursuant to such programs.

There can be no assurance that the capital expansion program that we are implementing in our specialty plastic films segment will be completed on schedule or that it will generate the revenue and profits anticipated.

        Our specialty plastic films segment has implemented a capital expansion program in fiscal year 2003 to support new opportunities with its major customers and to increase capacity throughout its operations. Equipment and plant additions over the next two years are anticipated to total between $60 and $70 million. Our new plants and equipment are not yet fully operational and are not yet making significant contributions to revenue. There can be no assurance that this capital expansion program will be completed on schedule or that it will generate the revenue or profits anticipated.

We must continually improve existing products, design and sell new products and manage the costs of research and development in order to compete effectively.

        The markets for our specialty plastic films and electronic information and communication systems segments are characterized by rapid technological change, evolving industry standards and continuous improvements in products. Due to constant changes in these markets, our future success depends on our ability to develop new technologies, products, processes and product applications.

        We develop our technologies and products through internally funded research and development and strategic partnerships with our customers. Because it is generally not possible to predict the amount of time required and the costs involved in achieving certain research and development objectives, actual development costs may exceed budgeted amounts and estimated product development schedules may be extended.

        Our business, financial condition and results of operations may be materially and adversely affected if:

  •
  we are unable to improve our existing products on a timely basis;

  •
  our new products are not introduced on a timely basis or do not achieve sufficient market penetration;

  •
  we incur budget overruns or delays in our research and development efforts; or

  •
  our new products experience reliability or quality problems.

The loss of certain key officers or employees could adversely affect us.

        The success of our business is materially dependent upon the continued services of certain key officers and employees. The loss of such key personnel could have a material adverse effect on our business, operating results or financial condition.

Our segments are subject to seasonal variations.

        Historically, our revenues and earnings are lowest in the second fiscal quarter ending on March 31 and highest in the fourth fiscal quarter ending September 30. The quarterly operating results fluctuation is mainly due to the seasonality in our garage doors and installation services segments, whose primary revenues are driven by residential construction and renovation. Cold weather in the winter months usually reduces the level of building and remodeling activity in both the home improvement and new construction markets and, accordingly, has an adverse effect on the demand for our garage door products and installation services. Seasonal fluctuation in the demand for our garage door products and installation services could have a material adverse effect on our results of operations. Because a high percentage of our manufacturing overhead and operating expenses is relatively fixed throughout the year, operating margins have historically been lower in quarters with lower sales. As a result, our operating results and stock price could be volatile, particularly on a quarterly basis.

We are exposed to a variety of risks relating to our international sales and operations, including local economic and political conditions and fluctuations in exchange rates.

        We own properties and conduct operations in Europe and South America through our foreign subsidiaries. Sales of our products from our foreign subsidiaries accounted for approximately 17% of our net sales for the fiscal year ended September 30, 2003. These foreign sales could be adversely affected by changes in various foreign countries' political and economic conditions, trade protection measures, differing intellectual property rights and changes in regulatory requirements that restrict the sales of our products or increase our costs. Currency fluctuations between the U.S. dollar and the currencies in the foreign countries or regions in which we do business may have an impact on our future operating results.

We may not be able to protect our proprietary rights.

        We rely on a combination of patent, copyright and trademark laws, trade secrets, confidentiality and non-disclosure agreements and other contractual provisions to protect our proprietary rights. Such measures provide only limited protection. We cannot assure you that our means of protecting our proprietary rights will be adequate or that competitors will not independently develop similar technologies.

We are exposed to product liability claims.

        We may be exposed to product liability claims in the future relating to the performance of our products or the performance of a product in which any of our products was a component part. There can be no assurance that product liability claims will not be brought against us in the future, either by an injured customer of an end product manufacturer who used one of our products as a component or by a direct purchaser from us. In addition, no assurance can be given that indemnification from our customers or coverage under insurance policies will be adequate to cover future product liability claims against us. Moreover, liability insurance is expensive, difficult to maintain and may be unobtainable in the future on acceptable terms. The amount and scope of any insurance coverage may be inadequate if a product liability claim is successfully asserted against us. Furthermore, if any significant claims are made against us, our business may be adversely affected by any resulting negative publicity.

We have been, and may in the future be, subject to claims and liabilities under environmental laws and regulations.

        Our operations and assets are subject to federal, state, local and foreign environmental laws and regulations pertaining to the discharge of materials into the environment, the handling and disposal of wastes, including solid and hazardous wastes, or otherwise relating to health, safety and protection of the environment. We do not expect to make any expenditures with respect to ongoing compliance with or remediation under these environmental laws and regulations that would have a material adverse effect on our business, operating results or financial condition. However, the applicable requirements under the law may change at any time.

        We can also incur environmental liabilities in respect of sites that we no longer own or operate, as well as third party sites to which we sent hazardous materials in the past. We cannot assure you that material costs or liabilities will not be incurred in connection with such claims. A site in Peekskill in the town of Cortland, New York was previously owned and used by two of our subsidiaries. The Peekskill site was sold in December 1982. In 1984, we were advised by the New York State Department of Environmental Conservation ("DEC") that random sampling of the Peekskill site indicated concentrations of solvents and other chemicals common to the operations of our subsidiary that used the site. In May 1996, our subsidiary that formerly owned the site entered into a consent order with the DEC to investigate and remediate the environmental condition at this site, including the performance of a remedial investigation and feasibility study. After completing the initial remedial investigation, such subsidiary now is required to perform a supplemental remedial investigation under the consent order. We believe, based on facts presently known to us, that the outcome of this matter will not have a material adverse effect on our operating results and financial condition. We cannot assure you, however, that the discovery of presently unknown environmental conditions, changes in environmental laws and regulations or other unanticipated events will not give rise to claims that may involve material expenditures or liabilities.

Our compliance with restrictions and covenants in our debt agreements may limit our ability to take corporate actions and harm our business.

        Our debt agreements contain a number of covenants that significantly restrict our ability to issue additional debt and our ability to pay dividends. Under our revolving credit agreement we are also required to comply with specific financial ratios and tests. We may not be able to comply in the future with these covenants or restrictions as a result of events beyond our control, such as prevailing economic, financial and industry conditions. If we default in our compliance with the covenants and restrictions in our debt agreements, our lenders could declare all of the principal and interest amounts outstanding due and payable and terminate their commitments to extend credit to us in the future. If we are unable to secure credit in the future, our business could be harmed.

Risks Relating to an Investment in the Notes and Our Common Stock

Our obligations under the notes are unsecured and are subordinated to all of our existing and future senior debt.

        Our obligations under the notes are unsecured and rank junior in priority of payment to all of our present and future senior debt. As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the holders of our senior debt will be entitled to be paid in full and before any payment may be made with respect to the notes. In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us, holders of the notes will participate with trade creditors and any holders of our subordinated indebtedness in the assets remaining after we have paid all of our senior debt. In addition, upon a payment default with respect to designated senior debt, a covenant default entitling designated senior debt to accelerate or upon acceleration of the notes, the holders of our senior debt will be entitled to be paid before any payment will be made on the notes. As of June 30, 2003, we had approximately $49 million of outstanding debt under our revolving credit agreement, which was repaid with some of the proceeds received from the sale of the notes to the initial purchasers. However, we may borrow amounts under our revolving credit agreement and any other senior credit facilities in the future. We also have or may incur new or additional obligations under letters of credit, guarantees, foreign exchange contracts or interest swap contracts that will be senior to our obligations under the notes. The notes and the related indenture do not limit our ability to incur additional indebtedness, liabilities and obligations.

Creditors of our subsidiaries will get paid before you will get paid.

        We operate our business through our subsidiaries. Accordingly, we are dependent upon the cash flows of, and receipt of dividends and advances from, or repayments of advances by, our subsidiaries in order to meet our debt obligations, including our obligations under the notes. The notes are not guaranteed by our subsidiaries and, consequently, our subsidiaries are not obligated or required to pay any amounts pursuant to the notes or to make funds available in the form of dividends or advances. In the future, we may change some portion of our business that we operate through our subsidiaries. Any payment of dividends, distributions, loans or advances by our subsidiaries will also be contingent upon our subsidiaries' earnings and are subject to contractual or statutory restrictions.

        In addition, our right to participate in any distribution of assets of any of our subsidiaries, upon any subsidiary's bankruptcy, liquidation, reorganization or similar proceeding, and thus your ability as a holder of the notes to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized. As a result, the notes are structurally subordinated to all existing and future liabilities and obligations of our subsidiaries, if any. Therefore, holders of the notes should look only to our assets for payments on the notes. The notes and the related indenture do not limit the ability of any of our subsidiaries to incur additional indebtedness, liabilities or obligations. As of September 30, 2003, our subsidiaries had approximately $202 million in liabilities.

If we experience a change in control, we may be unable to purchase your notes as required under the indenture.

        Upon a change in control, as defined in the indenture, you will have the right to require us to repurchase your notes. If we experience a change in control and do not have sufficient funds to pay the repurchase price for all of the notes you tendered, an event of default under the indenture governing the notes would occur as a result of such failure. In addition, a change in control might breach a covenant under our revolving credit agreement and may be otherwise restricted by that facility, and may be prohibited or limited by, or create an event of default under, other agreements relating to borrowings that we may enter into from time to time. Borrowings under our revolving credit agreement are, and other borrowings are likely to be, senior indebtedness. Therefore, a change in control at a time when we cannot pay for your notes that are tendered as a result of such change in control could result in your receiving substantially less than the principal amount of the notes. See "Description of the Notes—Right to Require Purchase of Notes upon a Change in Control" and "—Subordination."

Our reported earnings per share may be more volatile because of the conversion contingency provision of the notes.

        Holders of the notes are entitled to convert the notes into shares of our common stock, among other circumstances, if the common stock price for the periods described in this prospectus is more than 120% of the conversion price. Unless and until this contingency or another conversion contingency is met, the shares of our common stock underlying the notes are not included in the calculation of our basic or fully diluted earnings per share. Should this contingency be met, fully diluted earnings per share would, depending on the relationship between the interest on the notes and the earnings per share of our common stock, be expected to decrease as a result of the inclusion of the underlying shares in the fully diluted earnings per share calculation. Volatility in our stock price could cause this condition to be met in one quarter and not in a subsequent quarter, increasing the volatility of fully diluted earnings per share.

You will recognize income for federal income tax purposes significantly in excess of current cash payments.

        We intend to treat the notes as contingent payment debt instruments for U.S. federal income tax purposes. As a result of this treatment, if you acquire notes, you will be required to include amounts in income significantly in excess of the stated interest on the notes. Any gain you recognize will generally be ordinary interest income; any loss will be ordinary loss to the extent of interest on the notes previously included in income and, thereafter, capital loss. There is some uncertainty as to the proper application of the Treasury regulations governing contingent payment debt instruments, and if our treatment were successfully challenged by the Internal Revenue Service, it might be determined that, among other things, you should have accrued interest income at a lower or higher rate, should not have recognized ordinary income upon the conversion, and should have recognized capital gain or loss, rather than ordinary income or loss upon a taxable disposition of the notes. See "Certain United States Federal Income Tax Consequences."

We expect that the trading value of the notes will be significantly affected by the price of our common stock and other factors.

        The market price of the notes is expected to be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value of the notes than would be expected for nonconvertible debt securities. In addition, the notes have a number of features, including conditions to conversion, which, if not met, could result in a holder receiving less than the value of our common stock into which a note would otherwise be convertible. These features could adversely affect the value and the trading prices of the notes.

There is no public market for the notes.

        We issued the notes in July 2003 in a private offering made to "qualified institutional buyers," as defined in Rule 144A under the Securities Act. The offering was made through a group of investment banks, which we refer to as the "initial purchasers." Prior to that offering there was no trading market for the notes. Although the initial purchasers advised us at the time of that offering that they intended to make a market in the notes, they are not obligated to do so and may discontinue such market making at any time without notice. Accordingly, there can be no assurance that any market for the notes will develop or, if one does develop, that it will be maintained. If an active market for the notes fails to develop or be sustained, the value of the notes could be materially adversely affected.

        There is no public market for the notes and we do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes through any automated quotation system. The notes issued to qualified institutional buyers in the July 2003 offering currently trade on the PORTAL Market. However, once notes are sold under this prospectus, those notes will no longer trade on the PORTAL market.

We may be unable to raise additional financing necessary to conduct our business, make payments when due or refinance our debt.

        We may need to raise additional funds in the future in order to implement our business plan, to refinance our debt or to acquire complementary businesses or products. Any required additional financing may be unavailable on terms favorable to us, or at all. If we raise additional funds by issuing equity securities, holders of common stock may experience significant dilution of their ownership interest and these securities may have rights senior to those of the holders of our common stock.

Our indebtedness and interest expense will limit our cash flow and could adversely affect our operations and our ability to make full payment on your notes.

        Upon consummation of the offering contemplated hereby, we will have an increased level of debt and interest expense. Our indebtedness poses risks to our business, including the risks that:

  •
  we could use a substantial portion of our consolidated cash flow from operations to pay principal and interest on our debt, thereby reducing the funds available for working capital, capital expenditures, acquisitions, product development and other general corporate purposes;

  •
  insufficient cash flow from operations may force us to sell assets, or seek additional capital, which we may be unable to do at all or on terms favorable to us; and

  •
  our level of indebtedness may make us more vulnerable to economic or industry downturns.

We have the ability to issue additional equity securities, which would lead to dilution of our issued and outstanding common stock.

        The issuance of additional equity securities or securities convertible into equity securities would result in dilution of existing stockholders' equity interests in us. We are authorized to issue, without stockholder approval, 3,000,000 shares of preferred stock in one or more series, which may give other stockholders dividend, conversion, voting, and liquidation rights, among other rights, which may be superior to the rights of holders of our common stock. Our board of directors has the authority to issue, without vote or action of stockholders, shares of preferred stock in one or more series, and has the ability to fix the rights, preferences, privileges and restrictions of any such series. Any such series of preferred stock could contain dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences or other rights superior to the rights of holders of our common stock. Our board of directors has no present intention of issuing any such preferred stock, but reserves the right to do so in the future. In addition, we are authorized to issue, without stockholder approval, up to 85,000,000 shares of common stock, of which approximately 29,459,798 shares were outstanding as of September 30, 2003. We are also authorized to issue, without stockholder approval, securities convertible into either shares of common stock or preferred stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        All statements other than statements of historical fact included or incorporated by reference in this prospectus, including without limitation statements regarding our financial position, business strategy, and the plans and objectives of our management for future operations, are forward-looking statements within the meaning of the securities laws. When used in this prospectus, words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to the company or our management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of our management, as well as assumptions made by and information currently available to our management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, business and economic conditions, competitive factors and pricing pressures, capacity and supply constraints. Such statements reflect our views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. Readers are cautioned not to place undue reliance on these forward-looking statements. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

        You should carefully read the "Risk Factors" section of this prospectus for a description of certain risks that could, among other things, cause our actual results to differ from those predicted or anticipated in the forward-looking statements.

USE OF PROCEEDS

        The selling securityholders will receive all of the net proceeds from the sale of the notes or shares of our common stock issued upon conversion of the notes. We will not receive any of the proceeds from the sale of any of these securities.

DESCRIPTION OF THE NOTES

        We issued the notes under an indenture between us and American Stock Transfer & Trust Company, as trustee. The following description is only a summary of the material provisions of the notes, the related indenture and the registration rights agreement. We urge you to read the indenture, the notes and the registration rights agreement in their entirety because they, and not this description, define your rights as holders of the notes. Copies of the indenture, including the form of note, and the registration rights agreement have been filed as exhibits to the registration statement of which this prospectus is a part and you may request copies of the indenture or registration rights agreement at our address shown under the caption "Where You Can Find More Information" on page 46 of this prospectus. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. For purposes of this section, references to "the company," "we," "us," "our" and "Griffon" include only Griffon Corporation and not its subsidiaries.

General

        We issued the notes in an aggregate principal amount of $130,000,000. The notes are our unsecured obligations, subordinated in right of payment to senior indebtedness to the extent provided in the indenture and will mature on July 18, 2023, unless earlier redeemed at our option as described under "—Optional Redemption of the Notes," repurchased by us at a holder's option on certain dates as described under "—Repurchase of Notes at the Option of the Holder," repurchased by us upon a change in control of Griffon as described under "—Right to Require Purchase of Notes Upon a Change in Control" or converted at a holder's option as described under "—Conversion Rights."

        Interest on the notes accrues at 4.0% per annum and is payable semiannually on January 18 and July 18 of each year, commencing on January 18, 2004. Interest on the notes accrues from the initial date of issuance or, if interest has already been paid, from the date on which it was most recently paid. We will make each interest payment to persons who are holders of record of the notes on the immediately preceding January 1 and July 1, whether or not this day is a business day. Interest (including contingent interest and liquidated damages, if any) payable upon redemption or repurchase is paid to the person to whom principal is payable unless the redemption or repurchase date is between the close of business on any record date for the payment of interest and the opening of business on the related interest payment date. Interest on the notes is computed on the basis of a 360-day year comprised of twelve 30-day months. We will pay the principal of, and interest (including contingent interest and liquidated damages, if any) on, the notes at the office or agency maintained by us in the Borough of Manhattan in New York City. Holders may register the transfer of their notes at the same location. We reserve the right to pay interest to holders of the notes by check mailed to the holders at their registered addresses. However, a holder of notes with an aggregate principal amount in excess of $1,000,000 may request payment by wire transfer in immediately available funds to an account in North America. The notes were issued only in fully registered book-entry form, without coupons, and are represented by one or more global notes. There is no service charge for any registration of transfer or exchange of notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange.

        The indenture does not contain any restriction on the payment of dividends, the incurrence of indebtedness or liens or the repurchase of our securities, and does not contain any financial covenants. Other than as described under "—Right to Require Purchase of Notes upon a Change in Control," the indenture contains no covenants or other provisions that afford protection to holders of notes in the event of a highly leveraged transaction.

Contingent Interest

        Subject to the accrual, record date and payment provisions described above, beginning with the six-month interest period commencing July 18, 2010, contingent interest will also accrue during any six-month interest period where the average trading price (as determined below) for the five trading days ending on the third trading day immediately preceding the first day of such six-month period equals $1,200 or more. During any period in which contingent interest accrues, it will be payable at a rate per annum equal to 0.50% of such average trading price.

        Upon determination that contingent interest on the notes will accrue during a relevant six-month period, on or prior to the start of such six-month period, we will issue a press release and notify the trustee. Although the indenture does not obligate us to do so, we also expect to publish such information on our web site at http://www.griffoncorp.com.

        The "trading price" of the notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of notes obtained by the trustee for $5,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if at least three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, this one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount of the notes from a nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the trading price of the notes will be determined in good faith by the trustee acting as calculation agent taking into account in such determination such factors as it, in its sole discretion after consultation with us, deems appropriate.

Conversion Rights

        Subject to the restrictions described in this "Description of the Notes," a holder may convert any outstanding notes into shares of our common stock at an initial conversion price per share of $24.13. This represents an initial conversion rate of approximately 41.4422 shares per $1,000 principal amount of the notes. The conversion price (and resulting conversion rate) is, however, subject to adjustment as described below. A holder may convert notes only in denominations of $1,000 and integral multiples of $1,000.

  General

        Holders may surrender notes for conversion into shares of our common stock prior to the maturity date in the following circumstances:

  •
  during any fiscal quarter if our common stock price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter preceding the quarter in which the conversion occurs is more than 120% of the conversion price per share of our common stock on that 30th trading day;

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  if we have called the particular notes for redemption and the redemption has not yet occurred;

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  during the five trading day period after any five consecutive trading day period in which the average trading price for each day of such five-day period was less than 95% of the product of the common stock price on that day multiplied by the number of shares issuable upon conversion of $1,000 principal amount of the notes; or

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  upon the occurrence of specified corporate transactions.

        In addition, in respect of any note presented for conversion, we may, at our option, in lieu of delivering shares of common stock, elect to pay the holder surrendering such note an amount of cash equal to the average of the common stock price for the five consecutive trading days immediately following (a) the date of our notice of our election to deliver cash as described below if we have not given notice of redemption, or (b) the conversion date, in the case of a conversion following our notice of redemption with respect to such note, specifying that we intend to deliver cash upon conversion, in either case multiplied by the number of shares of common stock issuable upon conversion of such note on that date. We will inform holders through the trustee no later than two business days following the conversion date of our election to deliver shares of common stock or to pay cash in lieu of the delivery of shares, unless we have already informed holders of our election in connection with our optional redemption of the notes as described under "—Optional Redemption of the Notes." If we deliver only shares of common stock upon conversion, the shares will be delivered through the trustee no later than the fifth business day following the conversion date. If we elect to satisfy all or a portion of our obligation to deliver shares upon conversion in cash, the payment, including any delivery of common stock, will be made to holders surrendering notes no later than the tenth business day following the applicable conversion date. If an event of default, as described under "—Events of Default" (other than a default in a cash payment upon conversion of the notes), has occurred and is continuing, we may not pay cash upon conversion of any notes (other than cash in lieu of fractional shares).

        The "common stock price" on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date for our common stock as reported in composite transactions reported on the principal United States securities exchange on which the common stock is traded or, if the common stock is not listed on a United States national or regional securities exchange, as reported by the Nasdaq System.

        If a holder of a note has delivered notice of its election to have such note repurchased at the option of such holder or as a result of a change in control, such note may be converted only if the notice of election is withdrawn as described, respectively, under "—Repurchase of Notes at the Option of the Holder" or "—Right to Require Purchase of Notes upon a Change in Control."

  Conversion Upon Notice of Redemption

        A holder may surrender for conversion any note called for redemption at any time prior to the close of business on the day that is two business days prior to the redemption date, even if the notes are not otherwise convertible at such time.

  Conversion Upon Satisfaction of Trading Price Condition

        A holder may surrender any of its notes for conversion into shares of common stock during the five trading day period immediately after any five consecutive trading day period in which the trading price (as determined following a request by a holder of the notes in accordance with the procedures described below) for each day of such five-day period was less than 95% of the product of the common stock price on that day multiplied by the number of shares issuable upon conversion of $1,000 principal amount of the notes (the "trading price condition"); provided, that if on the date of any conversion pursuant to the trading price condition, the common stock price of our common stock is greater than the effective conversion price but less than 120% of the effective conversion price, then you will receive, in lieu of shares of our common stock based on the conversion rate, shares of our common stock with a value equal to the principal amount of your notes plus accrued but unpaid interest (including contingent interest), if any, as of the conversion date ("principal value conversion"). Shares of our common stock delivered upon a principal value conversion will be valued at the greater of the effective conversion price on the conversion date and the applicable stock price as of the conversion date. We will deliver such common shares no later than the third business day following the determination of the applicable stock price. The "effective conversion price" is, as of any date of determination, a dollar amount (initially $24.13) derived by dividing $1,000 by the conversion rate then in effect (assuming a conversion date eight trading days prior to the date of determination).

        The trustee shall have no obligation to determine the trading price of the notes unless we have requested such determination, and we shall have no obligation to make such request unless you provide us with reasonable evidence that the trading price would be less than 95% of the product of the closing sale price of our common stock and the conversion rate. At such time, we shall instruct the trustee to determine the trading price beginning on the next trading day and on each successive trading day until the trading price is greater than or equal to 95% of the product of the closing sale price of our common stock and the conversion rate.

  Conversion Upon Specified Corporate Transactions

        If we elect to:

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  distribute to all holders of our common stock rights, warrants or options entitling them to subscribe for or purchase, for a period expiring within 60 days of the date of distribution, shares of our common stock at less than the then current market price; or

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  distribute to all holders of shares of our common stock any assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 10% of the closing price of our common stock on the day preceding the declaration date for such distribution, we must notify the holders of notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. This provision shall not apply if the holder of a note otherwise participates in the distribution without conversion.

        In addition, if we are a party to a consolidation, merger, share exchange, sale of all or substantially all of our assets or other similar transaction, in each case pursuant to which the shares of our common stock would be converted into cash, securities or other property, a holder may surrender its notes for conversion at any time from and after the date that is 15 days prior to the anticipated date of such transaction until and including the date that is 15 days after the actual date of such transaction. If we are a party to a consolidation, merger, share exchange, sale of all or substantially all of our assets or other similar transaction, in each case pursuant to which the shares of our common stock are converted into cash, securities, or other property, then at the effective time of the transaction, a holder's right to convert its notes into shares of our common stock will be changed into a right to convert such notes into the kind and amount of cash, securities and other property that such holder would have received if such holder had converted such notes immediately prior to the transaction. If the transaction also constitutes a change in control, such holder can require us to repurchase all or a portion of its notes as described under "—Right to Require Purchase of Notes upon a Change in Control."

  Conversion Rate Adjustments

        We will adjust the conversion price if (without duplication):

          (1)   we issue shares of common stock to all holders of shares of our common stock as a dividend or distribution on our common stock;

          (2)   we subdivide, combine or reclassify our common stock;

          (3)   we issue to all holders of our common stock rights, warrants or options entitling them to subscribe for or purchase shares of our common stock at less than the then current market price;

          (4)   we distribute to all holders of shares of our common stock evidences of our indebtedness, shares of capital stock (other than shares of our common stock), securities, property, rights, warrants or options, excluding: (a) those rights, warrants or options referred to in clause (3) above; (b) any dividend or distribution paid in cash referred to in clause (5) below; and (c) any dividend or distribution referred to in clause (1) above;

          (5)   we declare a cash dividend or distribution to all or substantially all of the holders of our common stock. If we declare such a cash dividend or distribution, the conversion price shall be decreased to equal the number determined by multiplying the conversion price in effect immediately prior to the record date for such dividend or distribution by the following fraction:

(Pre-Dividend Sale Price - Dividend Adjustment Amount)
(Pre-Dividend Sale Price)

  provided that no adjustment to the conversion price or the ability of a holder of a note to convert will be made if we provide that holders of notes will participate in the cash dividend or distribution without conversion, provided further that if the numerator of the foregoing fraction is less than $1.00 (including a negative amount) then in lieu of any adjustment under this clause (5), we shall make adequate provision so that each holder of notes shall have the right to receive upon conversion, in addition to the shares of common stock issuable upon such conversion, the amount of cash such holder would have received had such holder converted such notes on the record date for such cash dividend or distribution;

  "Pre-Dividend Sale Price" means the average common stock price for the three consecutive trading days ending on the trading day immediately preceding the ex-dividend date for such dividend or distribution. "Dividend Adjustment Amount" means the full amount of the dividend or distribution to the extent payable in cash applicable to one share of common stock.

          (6)   we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; or

          (7)   someone other than Griffon or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer in which, as of the closing date of the offer, our board of directors is not recommending rejection of the offer. The adjustment referred to in this clause will only be made if: (a) the tender offer or exchange offer is for an amount that increases the offeror's ownership of common stock to more than 25% of the total shares of our common stock outstanding, and (b) the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer. However, the adjustment referred to in this clause will not be made if as of the closing of the offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger or a sale of all or substantially all of our assets.

        If the rights provided for in our shareholder rights agreement, dated as of May 9, 1996, and any subsequent similar rights plan, have separated from our common stock in accordance with the provisions of the rights agreement so that the holders of the notes would not be entitled to receive any rights in respect of shares of our common stock issuable upon conversion of the notes, the conversion price will be adjusted as provided in clause (4) above, subject to readjustment in the event of expiration, termination or redemption of the rights. In lieu of any such adjustment, we may amend our rights agreement to provide that upon conversion of the notes, the holder will receive, in addition to shares of our common stock issuable upon such conversion, the rights that would have attached to such shares of our common stock if the rights had not become separated from our common stock under our rights agreement. To the extent that we adopt any future rights plan, upon conversion of notes into our common stock, you will receive, in addition to our common stock, the rights under the future rights plan whether or not the rights have separated from our common stock at the time of conversion and no adjustment to the conversion price will be made.

        Our existing shareholders rights plan expires on May 9, 2006. If we adopt another similar plan in the future, no adjustment will be made in connection with a distribution of rights thereunder.

        No adjustment in the conversion price will be required unless the adjustment would require an increase or decrease of at least 1% in the conversion price as last adjusted; provided, however, that any adjustments which by reason of the foregoing are not required to be made will be carried forward and taken into account in any subsequent adjustment.

        We will not issue fractional shares of common stock to a holder who converts a note. In lieu of issuing fractional shares, we will pay cash based upon our common stock price on the date of conversion.

        Except as described in this paragraph, no holder of notes will be entitled, upon conversion of the notes, to any actual payment or adjustment on account of accrued but unpaid interest, including contingent interest and liquidated damages, if any, or on account of dividends on shares issued in connection with the conversion. If any holder surrenders a note for conversion between the close of business on any record date for the payment of an installment of interest and the opening of business on the related interest payment date, when the holder surrenders the note for conversion, the holder must deliver payment to us of an amount equal to the interest payable on the interest payment date (including contingent interest and liquidated damages, if any) on the principal amount to be converted. The foregoing sentence shall not apply to notes called for redemption on a redemption date within the period between and including the record date and the interest payment date.

        If we make a distribution of property to our stockholders that would be taxable to them as a dividend for United States federal income tax purposes and the conversion price of the notes is decreased, this decrease will generally be deemed to be the receipt of taxable income by holders of the notes and would generally result in withholding taxes for Non-U.S. Holders (as defined in "Certain United States Federal Income Tax Consequences"). See "Certain United States Federal Income Tax Consequences."

        We may from time to time reduce the conversion price if our board of directors determines that this reduction would be in the best interests of Griffon. Any such determination by our board of directors will be conclusive. Any such reduction in the conversion price must remain in effect for at least 20 trading days. In addition, we may from time to time reduce the conversion price if our board of directors deems it advisable to avoid or diminish any income tax to holders of our common stock resulting from any stock or rights distribution on our common stock.

Subordination

        The payment of the principal of, premium, if any, and interest (including contingent interest and liquidated damages, if any) on the notes is subordinated in right of payment to the prior payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all existing and future senior indebtedness. If we dissolve, wind up, liquidate or reorganize, or if we are the subject of any bankruptcy, insolvency, receivership or similar proceedings, we will pay the holders of senior indebtedness in full in cash or other payment satisfactory to the holders of senior indebtedness before we pay the holders of the notes. If the notes are accelerated because of an event of default, we must pay the holders of senior indebtedness in full all amounts due and owing thereunder before we pay the holders of the notes. The indenture requires us to promptly notify holders of senior indebtedness if payment of the notes is accelerated because of an event of default under the indenture.

        We may not make any payment on the notes or purchase or otherwise acquire the notes if:

  •
  a default in the payment of any designated senior indebtedness occurs and is continuing beyond any applicable period of grace, or

  •
  any other default in respect of designated senior indebtedness occurs and is continuing that permits holders of the designated senior indebtedness to accelerate its maturity and the trustee receives a payment blockage notice from a person permitted to give such notice under the indenture.

        We are required to resume payments on the notes:

  •
  in case of a payment default, upon the date on which such default is cured or waived or ceases to exist, and

  •
  in case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the payment blockage notice is received.

        No new period of payment blockage based on a nonpayment default may be commenced for a default unless:

  •
  365 consecutive days have elapsed since the effectiveness of the immediately prior payment blockage notice, and

  •
  all scheduled payments on the notes that have come due have been paid in full in cash.

No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for a subsequent payment blockage notice, unless such nonpayment default shall have ceased to exist for a period of at least 60 consecutive days prior to the date of such subsequent payment blockage notice.

        As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors. These subordination provisions will not prevent the occurrence of any event of default under the indenture. If either the trustee or any holder of notes receives any payment or distribution of our assets in contravention of these subordination provisions before all senior indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of senior indebtedness to the extent necessary to make payment in full of all senior indebtedness remaining unpaid.

        We operate our business through our subsidiaries. Accordingly, we are dependent upon the cash flows of, and receipt of dividends and advances from, or repayments of advances by, our subsidiaries in order to meet our debt obligations, including our obligations under the notes. The notes are not guaranteed by our subsidiaries and, consequently, our subsidiaries are not obligated or required to pay any amounts pursuant to the notes or to make funds available in the form of dividends or advances. In the future, we may change some portion of our business that we operate through our subsidiaries. See "Risk Factors—Risks Relating to an Investment in the Notes and our Common Stock."

        Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries will also be contingent upon our subsidiaries' earnings and are subject to contractual or statutory restrictions.

        Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subject to the rights of the holders of any security interest in the assets of our subsidiaries and subordinate to any indebtedness of our subsidiaries senior to that held by us.

        As of June 30, 2003, we had approximately $100 million of senior indebtedness outstanding and our subsidiaries had approximately $191 million of liabilities, to which the notes are structurally subordinated.

        Neither we nor our subsidiaries are limited from incurring senior indebtedness or additional debt under the indenture. If we or our subsidiaries incur additional debt, our ability to pay our obligations on the notes could be affected. We expect from time to time that we and/or our subsidiaries may incur additional indebtedness and other liabilities.

        We are obligated to pay reasonable compensation to the trustee. We have agreed to indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties. The trustee's claims for such payments will be senior to the claims of the note holders.

        "Credit Agreement" means the Loan Agreement, dated as of October 25, 2001, among Griffon, Telephonics Corporation, the Lenders Party Thereto and Fleet National Bank, as Administrative Agent and The Chase Manhattan Bank, as Documentation Agent, as such agreement may be amended, supplemented or otherwise modified from time to time. The Credit Agreement includes any agreement extending the maturity of, refinancing, replacing or otherwise restructuring, whether immediately after the termination of the existing Credit Agreement or later (including increasing the amount of available borrowings or adding our subsidiaries as additional borrowers or guarantors thereunder) all or any portion of the indebtedness under any such agreement or any successor or replacement agreement whether by the same or any other agent, lender or group of lenders.

        "designated senior indebtedness" means (i) any indebtedness under or in respect of the Credit Agreement and (ii) any senior indebtedness in which the instrument creating or evidencing the indebtedness, or any related agreements or documents to which we are a party, expressly provides that such indebtedness is "designated senior indebtedness" for purposes of the indenture (provided that the instrument, agreement or other document may place limitations and conditions on the right of the senior indebtedness to exercise the rights of designated senior indebtedness).

        "indebtedness" means:

          (1)   all of our indebtedness, obligations and other liabilities, contingent or otherwise, (a) for borrowed money, including overdrafts and any loans or advances from banks, whether or not evidenced by notes or similar instruments, or (b) evidenced by credit or loan, agreements, bonds, debentures, notes or similar instruments, whether or not the recourse of the lender is to the whole of our assets or to only a portion thereof, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

          (2)   all of our reimbursement obligations and other liabilities, contingent or otherwise, with respect to letters of credit, bank guarantees or bankers' acceptances;

          (3)   all of our obligations and liabilities, contingent or otherwise, in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet;

          (4)   all of our obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, conditional sale or other title retention agreement, in connection with the lease of real property or improvements thereon (or any personal property included as part of any such lease) which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property, including our obligations under such lease or related document to purchase or cause a third party to purchase such leased property or pay an agreed upon residual value of the leased property to the lessor (whether or not such lease transaction is characterized as an operating lease or a capitalized lease in accordance with generally accepted accounting principles);

          (5)   all of our obligations, contingent or otherwise, with respect to an interest rate or other swap, cap, floor or collar agreement or hedge agreement, forward contract or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

          (6)   all of our direct or indirect guaranties or similar agreement by us in respect of, and all of our obligations or liabilities to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kinds described in clauses (1) through (5); and

          (7)   any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kinds described in clauses (1) through (6).

        Indebtedness shall not include obligations of any person (i) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided that such obligations are extinguished within two business days of their incurrence, (ii) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past business practices or (iii) stand-by letters of credit to the extent collateralized by cash or cash equivalents.

        "senior indebtedness" means the principal of, premium, if any, interest, including any interest accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowed as a claim in the proceeding, and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, our indebtedness whether secured or unsecured, absolute or contingent, due or to become due, outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by us, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing. Senior indebtedness does not include (i) any indebtedness or obligation whose terms expressly provide that such indebtedness or obligation shall not be senior in right of payment to the notes or expressly provides that such indebtedness is equal or pari passu in right of payment with or junior in right of payment to the notes; (ii) any indebtedness we owe to any of our subsidiaries and (iii) the notes.

Optional Redemption of the Notes

        Beginning on July 26, 2010, we may redeem the notes, in whole at any time, or in part from time to time, for cash at a price equal to 100% of the principal amount of the notes plus accrued but unpaid interest (including contingent interest and liquidated damages, if any) up to but not including the date of redemption. We will give not less than 30 days' nor more than 60 days' notice of redemption by mail to holders of the notes. If we opt to redeem less than all of the notes at any time, the trustee will select or cause to be selected the notes to be redeemed by any method that it deems fair and appropriate. In the event of a partial redemption, the trustee may provide for selection for redemption of portions of the principal amount of any note of a denomination larger than $1,000.

Repurchase of Notes at the Option of the Holder

        A holder has the right to require us to repurchase all or a portion of the notes on July 18, 2010, 2013 and 2018. We will repurchase the notes for an amount of cash equal to 100% of the principal amount of the notes on the date of purchase, plus accrued but unpaid interest (including contingent interest and liquidated damages, if any) up to but not including the date of repurchase.

        We are required to give notice on a date not less than 30 business days prior to each purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things, the procedures that holders must follow to require us to purchase their notes.

        The purchase notice given by each holder electing to require us to purchase notes shall state:

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  the certificate numbers of the holder's notes to be delivered for purchase; and

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  the portion of the principal amount notes to be purchased, which must be $1,000 or an integral multiple of $1,000.

        For a discussion of the tax treatment of a holder exercising the right to require us to purchase notes, see "Certain United States Federal Income Tax Consequences—U.S. Holders—Sale, Exchange, Conversion, Repurchase or Redemption."

        Any purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the purchase date. The notice of withdrawal shall state:

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  the principal amount being withdrawn;

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  the certificate numbers of the notes being withdrawn; and

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  the principal amount of the notes that remain subject to the purchase notice, if any.

        Payment of the purchase price for a note for which a purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the notes will be made promptly following the later of the purchase date or the time of delivery of the notes.

        If the paying agent holds money sufficient to pay the purchase price of the note on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the note will cease to be outstanding, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the note.

        Our ability to purchase notes may be limited by the terms of our then existing indebtedness or financing agreements and by the subordination provisions of the notes.

        No notes may be purchased at the option of holders if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the purchase price with respect to such notes.

Mandatory Redemption

        Except as described in this prospectus under "—Right to Require Purchase of Notes upon a Change in Control" and "—Repurchase of Notes at the Option of the Holder," we are not required to make mandatory redemption of, or sinking fund payments with respect to, the notes.

Right to Require Purchase of Notes upon a Change in Control

        If a change in control (as defined below) occurs, each holder of notes may require that we repurchase the holder's notes on the date fixed by us that is not less than 30 days nor more than 45 days after we give notice of the change in control. We will repurchase the notes for an amount of cash equal to 100% of the principal amount of the notes, plus accrued but unpaid interest (including contingent interest and liquidated damages, if any) to the date of repurchase.

        "Change in control" means the occurrence of one or more of the following events:

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  any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of our assets, to any person or group of related persons, as defined in Section 13(d) of the Exchange Act (a "Group");

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  the approval by the holders of our capital stock of any plan or proposal for our liquidation or dissolution, whether or not otherwise in compliance with the provisions of the indenture;

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  any person or group becomes the owner, directly or indirectly, beneficially or of record, of shares of our voting stock representing more than 30% of the aggregate ordinary voting power of all shares represented by our issued and outstanding voting stock; or

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  the first day on which a majority of the members of our board of directors are not continuing directors.

        The definition of "change in control" includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of our assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets to another person or Group may be uncertain.

        "Continuing directors" means, as of any date of determination, any member of our board of directors who:

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  was a member of such board of directors on the date of the original issuance of the notes, or

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  was nominated for election or elected to such board of directors with the approval of a majority of the continuing directors who were members of such board at the time of such nomination or election.

        On or prior to the date of repurchase, we will deposit with a paying agent an amount of money sufficient to pay the aggregate repurchase price of the notes that is to be paid on the date of repurchase.

        On or before the 30th day after the change in control, we must mail to the trustee and all holders of the notes a notice of the occurrence of the change in control offer, stating the procedures that a holder of notes must follow in order to exercise the repurchase right.

        To exercise the repurchase right, holders of notes must deliver, on or before the repurchase date specified in our notice of a change in control, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled "Option to Elect Repurchase Upon a Change in Control" on the reverse side of the note duly completed, to the paying agent. The repurchase notice given by each holder electing to require us to repurchase notes shall state:

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  the certificate numbers of the holder's notes to be delivered for repurchase;

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  the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple of $1,000;

        For a discussion of the tax treatment of a holder exercising the right to require us to purchase notes, see "Certain United States Federal Income Tax Consequences—U.S. Holders—Sale, Exchange, Conversion, Repurchase or Redemption."

        Any repurchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the repurchase date. The notice of withdrawal shall state:

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  the principal amount being withdrawn; and

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  the certificate numbers of the notes being withdrawn.

        In connection with any change in control purchase offer, we expect to comply with any tender offer rules under the Exchange Act that may then be applicable.

        We will within 30 days following any change in control:

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  obtain the consents under all senior indebtedness required to permit the repurchase of the notes pursuant to a change in control offer; or

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  repay in full all indebtedness and terminate all commitments under all senior indebtedness, the terms of which would prohibit the purchase of the notes under a change in control offer.

        If we are obligated to make a change in control offer, there can be no assurance that we will be able to obtain all required consents under senior indebtedness or have available funds sufficient to repay senior indebtedness and to pay the change in control purchase price for all the notes tendered under a change in control offer. We would need to seek third party financing to the extent we do not have available funds to meet our purchase obligations. However, there can be no assurance that we would be able to obtain any such financing.

        The effect of these provisions granting the holders the right to require us to repurchase the notes upon the occurrence of a change in control may make it more difficult for any person or group to acquire control of us or to effect a business combination with us. Our ability to pay cash to holders of notes following the occurrence of a change in control may be limited by our then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. See "Risk Factors—Risks Relating to an Investment in the Notes and our Common Stock."

        Our obligation to make a change in control offer will be satisfied if a third party makes the change in control offer in the manner and at the times and otherwise in compliance in all material respects with the requirements applicable to a change in control offer made by us and purchases all notes properly tendered and not withdrawn under the change in control offer.

        The term "beneficial owner" will be determined in accordance with Rules 13d-3 and 13d-5 promulgated by the SEC under the Exchange Act or any successor provision, except that a person shall be deemed to have "beneficial ownership" of all shares of our common stock that the person has the right to acquire, whether exercisable immediately or only after the passage of time.

        No notes may be purchased at the option of holders if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the purchase price with respect to such notes.

Consolidation, Merger and Sale of Assets

        We may, without the consent of the holders of any of the notes, consolidate with, or merge into any other person or convey, transfer or lease our properties and assets substantially as an entirety to, any other person, if:

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  we are the resulting or surviving corporation or the successor, transferee or lessee, if other than us, is a corporation or limited liability company organized under the laws of any U.S. jurisdiction and expressly assumes our obligations under the indenture and the notes by means of a supplemental indenture entered into with the trustee; and

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  after giving effect to the transaction, no event of default and no event that, with notice or lapse of time, or both, would constitute an event of default, shall have occurred and be continuing.

        Under any consolidation, merger or any conveyance, transfer or lease of our properties and assets as described in the preceding paragraph, the successor company will be our successor and shall succeed to, and be substituted for, and may exercise every right and power of, Griffon under the indenture. If the predecessor is still in existence after the transaction, it will be released from its obligations and covenants under the indenture and the notes, except in the case of a lease of all or substantially all of our properties and assets.

Modification and Waiver

        We and the trustee may enter into one or more supplemental indentures that add, change or eliminate provisions of the indenture or modify the rights of the holders of the notes with the consent of the holders of at least a majority in principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note, no supplemental indenture may, among other things:

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  change the stated maturity of the principal of, or payment date of any installment of interest (including contingent interest, if any) on, any note;

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  reduce the principal amount or redemption price of, or the rate of interest (including contingent interest, if any) on, any note;

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  change the currency in which the principal of any note or interest is payable or adversely affect the price or ratio at which common stock may be substituted for currency in connection with any payments made;

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  impair the right to institute suit for the enforcement of any payment on or with respect to any note when due;

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  adversely affect the right provided in the indenture to convert any note;

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  modify the provisions of the indenture relating to our requirement to repurchase notes:

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  upon a change in control after the occurrence thereof; or

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  on July 18, 2010, 2013 and 2018;

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  reduce the percentage in principal amount of the outstanding notes necessary to modify or amend the indenture or to consent to any waiver provided for in the indenture; or

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  waive a default in the payment of any amount or shares of common stock due in connection with any note.

        The holders of a majority in principal amount of the outstanding notes may, on behalf of the holders of all notes:

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  waive compliance by us with restrictive provisions of the indenture other than as provided in the preceding paragraph; and

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  waive any past default under the indenture and its consequences, except a default in the payment of the principal of, or redemption or purchase price of, or any interest (including contingent interest, if any) on, any note or in respect of a provision that under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

        Without the consent of any holders of notes, we and the trustee may enter into one or more supplemental indentures for any of the following purposes:

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  to cure any ambiguity, omission, defect or inconsistency in the indenture;

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  to evidence a successor to us and the assumption by the successor of our obligations under the indenture and the notes;

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  to make any change that does not adversely affect the rights of any holder of the notes;

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  to comply with any requirement in connection with the qualification of the indenture under the Trust Indenture Act; or

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  to complete or make provision for certain other matters contemplated by the indenture.

Events of Default

        Each of the following is an event of default under the indenture:

          (1) if we fail to pay interest (including contingent interest and liquidated damages, if any) on any note when it becomes due and payable and the default continues for a period of 30 days, whether or not such failure shall be due to the subordination provisions of the indenture or agreements with respect to any other indebtedness or any other reason;

          (2) if we fail to pay the principal on any note, when it becomes due and payable, at maturity, upon acceleration, upon redemption or otherwise (including the failure to make a change in control offer or make a payment to purchase notes tendered pursuant to a change in control offer or the failure to repurchase notes at your option on July 18, 2010, 2013 or 2018), whether or not such failure shall be due to the subordination provisions of the indenture or agreements with respect to any other Indebtedness or any other reason;

          (3) if we fail to provide notice of the occurrence of a change in control event on a timely basis;

          (4) if we fail to observe or perform any other covenant or agreement contained in the indenture that continues for a period of 30 days after we received written notice specifying the default (and demanding that such default be remedied) from the trustee or the holders of at least 25% of the outstanding principal amount of the notes (except in the case of our default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an event of default with such notice requirement but without such passage of time requirement);

          (5) if we fail to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any of our or our subsidiaries' recourse indebtedness, or the acceleration of the final stated maturity of any such recourse indebtedness if the aggregate principal amount of such indebtedness, together with the principal amount of any other such recourse indebtedness in default for failure to pay principal at final maturity or that has been accelerated, aggregates $25.0 million or more at any time;

          (6) one or more judgments in an aggregate amount in excess of $25.0 million shall have been rendered against us or any of our subsidiaries and remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and nonappealable; and

          (7) certain events of bankruptcy affecting us or any of our significant subsidiaries.

        The events of default described in clauses (5), (6) and (7) above with respect to a subsidiary shall not apply if that person was not a subsidiary at the time such event or condition occurred unless, in the case of clause (5) or (6) above, we or another of our subsidiaries assumes or otherwise becomes liable for the liability referred to therein or the liabilities generally of such person.

        If an event of default (other than an event of default specified in clause (7) above) shall occur and be continuing, the trustee may, and at the request of the holders of at least 25% in principal amount of outstanding notes shall, declare the principal of and accrued interest on all the notes to be due and payable by written notice to us and, if it is given at the request of the holders, the trustee must specify the respective event of default and that it is a "notice of acceleration". Upon delivery of a notice of acceleration, the principal of and accrued interest (including contingent interest and liquidated damages, if any) on all the notes:

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  shall become immediately due and payable; or

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  if there are any amounts outstanding under the Credit Agreement, shall become immediately due and payable upon the first to occur of an acceleration under the Credit Agreement or five business days after receipt by us and the representative under the Credit Agreement of such notice of acceleration but only if such event of default is then continuing.

        If an event of default specified in clause (7) above occurs and is continuing with respect to us, then all unpaid principal of, and premium, if any, and accrued but unpaid interest on all of the outstanding notes shall become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

        At any time after a declaration of acceleration with respect to the notes, the holders of a majority in aggregate principal amount of the notes may rescind and cancel such declaration and its consequences:

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  if the rescission would not conflict with any judgment or decree;

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  if all existing events of default have been cured or waived except nonpayment of principal or interest that has become due solely because of such acceleration;

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  if interest on overdue installments of interest (to the extent the payment of such interest is lawful) and on overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

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  if we have paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances; and

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  in the event of the cure or waiver of an event of default of the type described in clause (4) of the description above of events of default, the trustee has received an officers' certificate and an opinion of counsel that such event of default has been cured or waived.

        No such rescission shall affect any subsequent default or impair any rights arising from a subsequent default.

        The holders of a majority in aggregate principal amount of the notes may waive any existing default or event of default under the indenture, and its consequences, except a default in the payment of the principal of or interest on any notes. The holders of the notes may not enforce the indenture or the notes except as provided in the indenture and under the Trust Indenture Act. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee reasonable indemnity. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

        We are required to provide an officers' certificate to the trustee promptly upon our obtaining knowledge of any default or event of default that has occurred and, if applicable, describe such default or event of default and the status thereof. In addition, we must provide an annual certification as to the existence of defaults and events of default.

Book-Entry System

        The notes are issued in the form of global securities held in book-entry form. DTC or its nominee is the sole registered holder of the notes for all purposes under the indenture. Owners of beneficial interests in the notes represented by the global securities hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities are shown on, and transfers are effected only through, records maintained by DTC and its direct and indirect participants. Any such interests may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require repurchase of their interests in the notes, in accordance with the procedures and practices of DTC. Beneficial owners are not holders and are not entitled to any rights under the global securities or the indenture. We and the trustee, and any of our respective agents, may treat DTC as the sole holder and registered owner of the global securities.

Exchange of Global Securities

        The notes, represented by one or more global securities, will be exchangeable for certificated securities in fully registered form with the same terms only if:

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  DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days;

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  we decide to discontinue use of the system of book-entry transfer through DTC or any successor depositary, or

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  a default under the indenture occurs and is continuing.

        DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" for registered participants, and it facilitates the settlement of transactions among its participants in those securities through electronic computerized book-entry changes in participants' accounts, eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, including the agent, banks, trust companies, clearing corporation and other organizations, some of whom and/or their representatives own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Registration Rights

        On July 18, 2003, we entered into a registration rights agreement with the initial purchasers of the notes for the benefit of the holders of the notes and the shares of our common stock issuable on conversion of the notes. Under this agreement, we agreed that we will at our cost:

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  on or prior to the 90th day after July 18, 2003, the first date of original issuance of the notes, file a shelf registration statement, of which this prospectus is a part, with the Commission covering resales of the notes and the shares of our common stock issuable on conversion of the notes;

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  use all reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act no later than 180 days after July 18, 2003, the first date of original issuance of the notes; and

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  use all reasonable efforts to keep the shelf registration statement effective after its effective date until the earlier of: (1) the sale pursuant to the shelf registration statement of all of the notes and any shares of our common stock issued upon conversion of the notes; and (2) the expiration of the holding period applicable to the notes and the shares of our common stock issuable upon conversion of the notes held by non-affiliates of Griffon under Rule 144(k) under the Securities Act, or any successor provision; and (3) the date on which all of the notes and any shares of our common stock issued upon conversion of the notes (i) cease to be outstanding or (ii) have been resold pursuant to Rule 144 under the Securities Act.

        This prospectus is part of the shelf registration statement we agreed to file. We have the right to suspend use of the shelf registration statement during specified periods of time for any bona fide reason, including pending corporate developments and public filings with the SEC and similar events. The registration rights agreement provides that if we fail to file the shelf registration on or prior to the 90th day after July 18, 2003, the date of original issuance of the notes, the shelf registration statement is not declared effective on or prior to the 180th day after July 18, 2003, the date of original issuance of the notes or, after the shelf registration statement has been declared effective, we fail to keep the shelf registration statement effective or usable in accordance with and during the periods specified in the registration rights agreement, other than the periods during which we are permitted to suspend registration, then, in each case, we will pay liquidated damages to all holders of notes and all holders of our common stock issued on conversion of notes equal to (i) in respect of each $1,000 principal amount of notes, at a rate per annum equal to 0.50% of such principal amount and (ii) in respect of any shares of common stock issued upon conversion of notes, at a rate per annum equal to 0.50% of the principal amount of notes that would then be convertible into such number of shares. So long as the failure to file or become effective or such unavailability continues, we will pay liquidated damages in cash on January 18 and July 18 of each year to the person who is the holder of record of the notes or common stock issued in respect of the notes on the immediately preceding January 1 or July 1. When such registration default is cured, accrued but unpaid liquidated damages will be paid in cash on the subsequent interest payment date to the record holder as of the date of such cure. The right to receive liquidated damages is the sole and exclusive remedy to the noteholders for breach by the company of its registration obligations.

        We filed the shelf registration statement of which this prospectus is a part prior to the date specified in the registration rights agreement and the registration statement was timely declared effective. Accordingly, no liquidated damages were or will be payable as a result of any failure to make that filing on a timely basis or from the failure of the shelf registration statement to be timely declared effective. If the applicable registration default results from the failure to keep the shelf registration statement effective or usable in accordance with and during the periods specified in the registration rights agreement, other than the periods during which we are permitted to suspend registration, then such registration default will be deemed to have occurred on the first day on which the shelf registration statement fails to remain effective or usable, and liquidated damages will accrue from and including the first day on which the shelf registration statement fails to remain effective or usable to, but excluding, the date on which the shelf registration statement becomes effective or usable again.

        Only holders of registrable securities who have been named in this prospectus and have satisfied certain other conditions will be entitled to receive any liquidated damages which may be payable because the shelf registration statement is not effective or usable in accordance with and during the periods specified in the registration rights agreement, other than the periods during which we are permitted to suspend registration. Upon any sale or other transfer of any notes or shares of common stock issued upon conversion of notes pursuant to the registration statement of which this prospectus is a part, such notes or shares of common stock, as the case may be, will cease to be registrable securities, and our obligation to pay liquidated damages, if any, in respect of those notes or shares of common stock will terminate.

Concerning the Trustee

        American Stock Transfer & Trust Company, the trustee under the indenture pursuant to which the notes were issued, also acts as the transfer agent for our common stock and as the rights agent in connection with our shareholders rights plan. See "Description of Capital Stock."

Governing Law

        The indenture and the notes are governed by and construed in accordance with the laws of the State of New York without regard to principles of conflict of laws.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 85,000,000 shares of common stock, par value $0.25 per share, and 3,000,000 shares of preferred stock, par value $0.25 per share. The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. At September 30, 2003, approximately 29,459,758 shares of common stock and no shares of preferred stock were outstanding. In addition to the summary of our capital stock that follows, we encourage you to review our certificate of incorporation and bylaws, which we have filed with the Securities and Exchange Commission.

Common Stock

        Holders of shares of our common stock are entitled to one vote for each share held of record on all matters on which shareholders are generally entitled to vote. The vote of the holders of a majority of the stock represented at a meeting at which a quorum is present is generally required to take shareholder action, unless a greater vote is required by law. Directors are elected by a plurality of the votes cast at any election and there is no cumulative voting of shares.

        Holders of shares of our common stock have no preemptive rights. Subject to the applicable laws and the rights of the holders of preferred stock, holders of shares of common stock are entitled to such dividends as may be declared by our board of directors. The common stock is not entitled to any sinking fund, redemption or conversion provisions. Upon our dissolution, liquidation or winding up, the holders of shares of our common stock are entitled to share ratably in our net assets remaining after the payment of all creditors and liquidation preferences of preferred stock. The outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable.

Preferred Stock

        We are authorized to issue 3,000,000 shares of preferred stock, of which 37,000 shares consist of Series A preferred stock, and 1,950,000 shares consist of Second Preferred Stock. The 1,950,000 shares of such Second Preferred Stock have been designated Second Preferred Stock—Series I. Of the authorized preferred stock, 575,000 shares have been designated as the $12.50 Cumulative Redeemable Exchangeable Preferred Stock, and 60,000 shares have been designated as the Series A Junior Participating Preferred Stock. Presently, we have no shares of preferred stock outstanding.

        Subject to the provisions of our charter, our board of directors, without further stockholder authorization, is authorized to establish, from time to time, one or more series of preferred stock and to fix the designations, powers, preferences and rights of the shares of each of these series and any qualifications, limitations or restrictions thereof, including dividend rights and preferences over dividends on our common stock, conversion rights, voting rights, redemption rights, the terms of any sinking fund therefor and rights upon liquidation. The ability of the board of directors to issue preferred stock, while providing flexibility in connection with financing, acquisitions and other corporate purposes, could have the effect of discouraging, deferring or preventing a change in control or an unsolicited acquisition proposal, since the issuance of preferred stock could be used to dilute the share ownership of a person or entity seeking to obtain control of us. In addition, because the board of directors has the power to establish the preferences, powers and rights of the shares of any of these series of preferred stock, it may afford the holders of any preferred stock preferences, powers and rights (including voting rights) senior to the rights of the holders of common stock, which could adversely affect the rights of holders of common stock.

Shareholders Rights Plan

        On May 9, 1996, our board of directors declared a dividend of one preferred share purchase right for each outstanding share of our common stock. The dividend was paid on June 3, 1996, the record date, to the stockholders of record on that date. Each right entitles the registered holder to purchase from us eleven ten-thousandths of a share of our Series A Junior Participating Preferred Stock, par value $0.25 per share, at a purchase price of $34.00 per eleven-ten-thousandth of a preferred share, subject to adjustment. The description and terms of the rights are set forth in a rights agreement between us and American Stock Transfer & Trust Company, as rights agent.

        Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons, referred to as an acquiring person, have acquired beneficial ownership of 10% or more of the outstanding shares of common stock or (ii) 10 business days (or such later date as may be determined by action of the board of directors prior to such time as any person or group of affiliated persons becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 10% or more of the outstanding shares of common stock (the earlier of such dates being called the distribution date), the rights will be evidenced, with respect to any of the common stock certificates outstanding as of the record date, by such common stock certificate with a copy of the summary of rights attached thereto.

        Until the distribution date (or earlier redemption or expiration of the rights), the rights will be transferred with and only with the shares of common stock. The rights are not exercisable until the distribution date. The rights will expire on May 9, 2006, unless otherwise extended or the rights are earlier redeemed or exchanged by us, in each case, as described below.

        The purchase price payable, and the number of preferred shares or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the preferred shares, (ii) upon the grant to holders of the preferred shares of certain rights or warrants to subscribe for or purchase preferred shares at a price, or securities convertible into preferred shares with a conversion price, less than the then current market price of the preferred shares or (iii) upon the distribution to holders of the preferred shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in preferred shares) or of subscription rights or warrants (other than those referred to above).

        The number of outstanding rights and the number of one one-thousandths of a preferred share issuable upon exercise of each right are also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the common stock payable in shares of common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the distribution date.

        Preferred shares purchasable upon exercise of the rights will not be redeemable. Each preferred share will be entitled to a minimum preferential quarterly dividend payment of the greater of $1 per share or 11,000 times the aggregate per share amount of all dividends, other than a stock dividend, payable to holders of shares of common stock. In the event of liquidation, the holders of the preferred shares will be entitled to a minimum preferential liquidation payment of $11,000 per share, plus accrued and unpaid dividends, but will be entitled to an aggregate payment of 11,000 times the payment made per share of common stock. Each preferred share will have 11,000 votes, voting together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which the common stock are exchanged, each preferred share will be entitled to receive 11,000 times the amount received per share of common stock. These rights are protected by customary antidilution provisions.

        Because of the nature of the preferred shares' dividend, liquidation and voting rights, the value of the eleven ten-thousandth interest in a preferred share purchasable upon exercise of each right should approximate the value of one share of common stock.

        In the event that we are acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an acquiring person, proper provision will be made so that each holder of a right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the right. In the event that any person or group of affiliated or associated persons becomes an acquiring person, proper provision shall be made so that each holder of a right, other than rights beneficially owned by the acquiring person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of common stock having a market value of two times the exercise price of the right.

        At any time after any person or group becomes an acquiring person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of our common stock, our board of directors may exchange the rights (other than rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of common stock, or one one-thousandth of a preferred share (or of a share of a class or series of our preferred stock having equivalent rights, preferences and privileges), per right (subject to adjustment).

        With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in such purchase price. No fractional preferred shares will be issued (other than fractions which are integral multiples of one one-thousandth of a preferred share, which may, at our election, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the preferred shares on the last trading day prior to the date of exercise.

        At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 10% or more of the outstanding shares of our common stock, our board of directors may redeem the rights in whole, but not in part, at a redemption price of $.01 per right. The redemption of the rights may be made effective at such time on such basis with such conditions as the board of directors in its sole discretion may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the Redemption Price.

        The terms of the rights may be amended by our board of directors without the consent of the holders of the rights, except that from and after such time as any person or group of affiliated or associated persons becomes an acquiring person no such amendment may adversely affect the interests of the holders of the rights.

        Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of ours, including, without limitation, the right to vote or to receive dividends.

        The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors, except pursuant to an offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by the board of directors since the rights may be redeemed by us at the Redemption Price prior to the time that a person or group has acquired beneficial ownership of 10% or more of the shares of common stock.

Anti-Takeover Considerations

        Our certificate of incorporation and by-laws contain a number of provisions that may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring us.

  Classified Board of Directors

        Our certificate of incorporation and by-laws divide our board of directors into three classes, as nearly equal in size as possible, with staggered three year terms, and provide that:

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  directors may be removed only for cause by the affirmative vote of the holders of a majority of the outstanding shares of capital stock entitled to vote; and

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  any vacancy on our board of directors may only be filled by vote of a majority of the directors then in office.

  Stockholder Action, Special Meeting of Stockholders

        Our certificate of incorporation and by-laws eliminate the ability of our stockholders to act by written consent. Our certificate of incorporation and by-laws further provide that special meetings of our stockholders may be called only at the written request of stockholders owning at least 66?% of the entire voting power of our capital stock.

  Advance Notice Requirements for Stockholder Proposals and Directors Nominations

        Our by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting. However, in the event that the annual meeting is called for a date that is not within 25 days before or after such anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. Our by-laws also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

  Business Combinations and Limitations in our Certificate of Incorporation

        Our certificate of incorporation provides that in the event that it is proposed that we enter into a merger or consolidation with any other corporation and such other corporation or its affiliates singly or in the aggregate own or control, directly or indirectly, 5% or more of the outstanding voting power of our capital stock, or that we sell substantially all of our assets or business to such other corporation, the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding shares of our capital stock shall be required for the approval of any such proposal. However, such requirements shall not apply to any such merger, consolidation or sale of assets or business that was approved by resolutions of our board of directors prior to the acquisition of the ownership or control of 5% of our outstanding shares of capital stock by such other corporation or its affiliates, nor shall it apply to any such merger, consolidation or sale of assets or business between us and another corporation, 50% or more of the total voting power of which is owned by us. An "affiliate" is any person (including a corporation, partnership, trust, estate or individual) who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified; "control" means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

  Amendments; Supermajority Vote Requirements

        Our certificate of incorporation requires the affirmative vote of 66 2/3% of our voting stock to amend certain provisions of our certificate of incorporation, including those provisions relating to the business combinations limitations, classified board of directors, action by written consent and the ability of stockholders to call special meetings.

  Delaware Anti-Takeover Law

        Section 203 of the Delaware General Corporation Law prohibits certain "business combination" transactions between a Delaware corporation and any "interested stockholder" owning 15% or more of the corporation's outstanding voting stock for a period of three years after the date on which the stockholder became an interested stockholder, unless:

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  the board of directors approves, prior to the date, either the proposed business combination or the proposed acquisition of stock which resulted in the stockholder becoming an interested stockholder;

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  upon consummation of the transaction in which the stockholder becomes an interested stockholder, the interested stockholder owned at least 85% of those shares of the voting stock of the corporation which are not held by the directors, officers or certain employee stock plans; or

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  on or subsequent to the date on which the stockholder became an interested stockholder, the business combination with the interested stockholder is approved by the board of directors and also approved at a stockholder's meeting by the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation's voting stock other than shares held by the interested stockholder.

        Under Delaware law, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder.

        Although a corporation may elect not to be governed by Section 203, we have made no such election.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following is a general summary of certain United States federal income tax consequences of the purchase, ownership, conversion, and other disposition of the notes and of the common stock received upon a conversion of the notes. This summary is based upon existing United States federal income tax law, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual circumstances, some of which may be subject to special tax rules that differ significantly from those summarized below such as:

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  financial institutions,

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  insurance companies,

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  broker-dealers,

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  tax-exempt organizations,

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  persons that will hold the notes as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, or

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  U.S. Holders (as defined below) that have a functional currency other than the United States dollar.

        In addition, this summary does not discuss any foreign, state, or local tax considerations. This summary assumes that investors will hold their notes as "capital assets" under the Internal Revenue Code of 1986, as amended.

        Each prospective investor is urged to consult its tax advisor regarding the United States federal, state, local, and foreign income and other tax consequences of the purchase, ownership, conversion, and other disposition of the notes and common stock received upon a conversion of the notes.

        For purposes of this summary, a "U.S. Holder" is a beneficial owner of a note that is, for United States federal income tax purposes:

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  an individual who is a citizen or resident of the United States,

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  a corporation, partnership, or other entity created in, or organized under the law of, the United States or any state or political subdivision thereof,

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  an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or

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  a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or (B) that was in existence on August 20, 1996, was treated as a United States person on the previous day, and elected to continue to be so treated.

        A beneficial owner of a note that is not a U.S. Holder is referred to herein as a "Non-U.S. Holder." If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of notes or shares of common stock, the treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder of notes or shares of common stock that is a partnership and partners in such partnership should consult their tax advisors about the United States federal income tax consequences of holding and disposing of notes or shares of common stock, as the case may be.

Classification of the Notes

        Pursuant to the terms of the indenture, each holder of notes agrees to treat the notes, for United States federal income tax purposes, as debt instruments that are subject to the CPDI regulations, which are the Treasury regulations that govern contingent payment debt instruments and to be bound by our application of the CPDI regulations to the notes, including our determination of the rate at which interest will be deemed to accrue on the notes and the related "projected payment schedule." The remainder of this discussion assumes that the notes will be treated in accordance with that agreement and our determinations.

        No authority directly addresses the treatment of all aspects of the notes for United States federal income tax purposes. The Internal Revenue Service has issued Revenue Ruling 2002-31 and Notice 2002-36, in which the IRS addressed the United States federal income tax classification and treatment of a debt instrument similar, although not identical, to the notes, and the IRS concluded that the debt instrument addressed in that published guidance was subject to the CPDI regulations. In addition, the IRS clarified various aspects of the applicability of certain other provisions of the Internal Revenue Code to the debt instrument addressed in that published guidance. The applicability of Revenue Ruling 2002-31 and Notice 2002-36 to any particular debt instrument, however, such as the notes, is uncertain. In addition, no rulings are expected to be sought from the IRS with respect to any of the United States federal income tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions. As a result, no assurance can be given that the IRS will agree with the tax characterizations and the tax consequences described below. A different treatment of the notes for United States federal income tax purposes could significantly alter the amount, timing, character, and treatment of income, gain or loss recognized in respect of the notes from that which is described below and could require a U.S. Holder to accrue interest income at rate different from the "comparable yield" rate described below.

U.S. Holders

  Interest Income

        Under the CPDI regulations, a U.S. Holder will generally be required to accrue interest income on the notes on a constant yield to maturity basis based on the adjusted issue price (as defined below) of the notes and the comparable yield (as defined below), regardless of whether the U.S. Holder uses the cash or accrual method of tax accounting. Accordingly, a U.S. Holder will be required to include interest in taxable income in each year significantly in excess of the amount of interest payments, including contingent interest payments, actually received by it in that year.

        The "issue price" of a note is the first price at which a substantial amount of the notes is sold to investors, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The "adjusted issue price" of a note is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below and decreased by the amount of any projected payments scheduled to be made with respect to the notes.

        Under the CPDI regulations, we are required to establish the "comparable yield" for the notes. The comparable yield for the notes is the annual yield we would incur, as of the initial issue date, on a fixed rate nonconvertible debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the notes. Accordingly, we have determined the comparable yield to be 8.5% compounded semi-annually.

        We are required to provide to U.S. Holders, solely for United States federal income tax purposes, a schedule of the projected amounts of payments on the notes. This schedule must produce the comparable yield. Our determination of the projected payment schedule for the notes includes estimates for payments of contingent interest and an estimate for a payment at maturity that takes into account the conversion feature. U.S. Holders may obtain the projected payment schedule by submitting a written request for it to us at the address set forth under "Where You Can Find More Information."

        The comparable yield and the projected payment schedule are not determined for any purpose other than for the determination of a U.S. Holder's interest accruals and adjustments thereof in respect of the notes for United States federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable to U.S. holders of the notes.

  Adjustments to Interest Accruals on the Notes

        If a U.S. Holder receives actual payments with respect to the notes in a tax year that in the aggregate exceed the total amount of projected payments for that tax year, the U.S. Holder will have a "net positive adjustment" equal to the amount of such excess. The U.S. Holder will be required to treat the "net positive adjustment" as additional interest income for the tax year. For this purpose, the payments in a tax year include the fair market value of any property received in that year.

        If a U.S. Holder receives actual payments with respect to the notes in a tax year that in the aggregate are less than the amount of the projected payments for that tax year, the U.S. Holder will have a "net negative adjustment" equal to the amount of such deficit. This adjustment will (a) reduce the U.S. Holder's interest income on the notes for that tax year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder's interest income on the notes during prior tax years, reduced to the extent such interest income was offset by prior net negative adjustments. Any negative adjustment in excess of the amounts described in (a) and (b) will be carried forward to offset future interest income in respect of the notes or to reduce the amount realized upon a sale, exchange, repurchase or redemption of the notes.

        If subsequent purchasers of the notes have a basis in the notes which differs from the adjusted issue price of the notes, such a holder must reasonably allocate such difference to the interest on the notes or the projected payments. If the holder's basis is less than the adjusted issue price (e.g., discount), the amounts allocated are treated as a positive adjustment. If the holder's basis exceeds the adjusted issue price (e.g., premium), the adjustment is a negative adjustment. Holders should consult their tax advisors regarding such potential adjustments.

  Sale, Exchange, Conversion, Repurchase or Redemption

        Generally, the sale, exchange, repurchase, or redemption of a note will result in gain or loss to a U.S. Holder, which will be subject to tax. As described above, our calculation of the comparable yield and the schedule of projected payments for the notes includes the receipt of shares of our common stock upon conversion as a contingent payment with respect to the notes. Accordingly, we intend to treat the payment of shares of our common stock to a U.S. Holder upon the conversion of a note as a contingent payment under the CPDI regulations. As described above, U.S. Holders are generally bound by our determination of the comparable yield and the schedule of projected payments. Under this treatment, a conversion will also result in taxable gain or loss to a U.S. Holder. The amount of gain or loss on a taxable sale, exchange, conversion, repurchase or redemption will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. Holder, including the fair market value of any shares of our common stock received, reduced by any negative adjustment carryforward as described above, and (b) the U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note on any date will generally be equal to the U.S. Holder's original purchase price for the note, increased by any interest income previously accrued by the U.S. Holder under the CPDI regulations as described above (determined without regard to any adjustments to interest accruals described above), and decreased by the amount of any projected payments, as described above, scheduled to be made on the notes to the U.S. Holder through such date (without regard to the actual amount paid).

        Gain recognized upon a sale, exchange, conversion, repurchase or redemption of a note will generally be treated as ordinary interest income. Any loss recognized upon a sale, exchange, conversion, repurchase or redemption of a note will be treated as an ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustment previously taken into account as ordinary loss, and thereafter, as capital loss (which will be long-term if the note is held for more than one year). The deductibility of capital losses is subject to limitations. Under recently finalized Treasury regulations intended to address so-called tax shelters and other tax-motivated transactions, a U.S. Holder that recognizes a loss that meets certain thresholds upon the sale, exchange, conversion, repurchase or redemption of a note may have to comply with certain disclosure requirements and should consult its tax advisor.

        A U.S. Holder's tax basis in shares of our common stock received upon a conversion of a note will equal the fair market value of such common stock at the time of conversion. The U.S. Holder's holding period for the shares of our common stock received will commence on the day immediately following the date of conversion.

  Constructive Dividends

        If at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the notes, the conversion rate of the notes is increased, such increase may be deemed to be the payment of a taxable dividend to U.S. Holders of the notes. For example, a Pre-Dividend Adjustment, or an increase in the conversion rate in the event of our distribution of our debt instruments or our assets will generally result in deemed dividend treatment to U.S. Holders of the notes, but an increase in the event of stock dividends or the distribution of rights to subscribe for our common stock will generally not.

  Dividends on Common Stock

        If we make cash distributions on our common stock, the distributions will generally be treated as dividends to a U.S. Holder of our common stock to the extent of our current or accumulated earnings and profits as determined under United States federal income tax principles at the end of the tax year of the distribution, then as a tax-free return of capital to the extent of the U.S. Holder's adjusted tax basis in the common stock, and thereafter as gain from the sale or exchange of that stock. Under recently enacted tax legislation, eligible dividends received in tax years ending on or before December 31, 2008, will be subject to tax to a non-corporate U.S. Holder at the special reduced rate generally applicable to long-term capital gains. A U.S. Holder will be eligible for this reduced rate only if the U.S. Holder has held our common stock for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date.

  Disposition of Common Stock

        Upon the sale or other disposition of our common stock received on conversion of a note, a U.S. Holder will generally recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) the U.S. Holder's adjusted tax basis in our common stock. That capital gain or loss will be long-term if the U.S. Holder's holding period in respect of such note is more than one year. The deductibility of capital losses is subject to limitations. Under recently finalized Treasury regulations intended to address so-called tax shelters and other tax-motivated transactions, a U.S. Holder that recognizes a loss that meets certain thresholds upon the sale or exchange of our common stock may have to comply with certain disclosure requirements and should consult its tax advisor.

Non-U.S. Holders

  Notes

        All payments on the notes made to a Non-U.S. Holder, including a payment in our common stock pursuant to a conversion, and any gain realized on a sale or exchange of the notes, will be exempt from United States income and withholding tax, provided that: (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) such Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, (iii) such Non-U.S. Holder is not a bank receiving certain types of interest, (iv) the beneficial owner of the notes certifies, under penalties of perjury, to us or our paying agent on IRS Form W-8BEN that it is a United States person and provides its name, address and certain other required information or certain other certification requirements are satisfied, (v) such payments and gain are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States, and (v) with respect only to gain realized on a sale, exchange or conversion of the notes, our common stock continues to be actively traded within the meaning of section 871(h)(4)(C)(v)(I) of the Code and we have not been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or the Non-U.S. Holder's holding period, whichever is shorter. We believe that we have not been during the past five years, are not, and do not anticipate becoming, a U.S. real property holding corporation.

        If a Non-U.S. Holder of a note were deemed to have received a constructive dividend (see "—U.S. Holders—Constructive Dividends" above), however, the Non-U.S. Holder would generally be subject to United States withholding tax at a 30% rate on the amount of such dividend, thereby potentially reducing the amount of interest payable to it, subject to reduction (i) by an applicable treaty if the Non-U.S. Holder provides an IRS Form W-8BEN certifying that it is entitled to such treaty benefits or (ii) upon the receipt of an IRS Form W-8ECI from a Non-U.S. Holder claiming that the constructive dividend on the notes is effectively connected with the conduct of a United States trade or business.

  Common Stock

        Dividends paid to a Non-U.S. Holder of common stock will generally be subject to withholding tax at a 30% rate subject to reduction (a) by an applicable treaty if the Non-U.S. Holder provides an IRS Form W-8BEN certifying that it is entitled to such treaty benefits or (b) upon the receipt of an IRS Form W-8ECI from a Non-U.S. Holder claiming that the payments are effectively connected with the conduct of a United States trade or business.

        A Non-U.S. Holder will generally not be subject to United States federal income tax on gain realized on the sale or exchange of the common stock received upon a conversion of notes unless (a) the gain is effectively connected with the conduct of a United States trade or business of the Non-U.S. Holder or (b) in the case of a Non-U.S. Holder who is a nonresident alien individual, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (c) we will have been a U.S. real property holding corporation at any time within the shorter of the five-year period preceding such sale or exchange and the Non-U.S. Holder's holding period in the common stock. We believe that we have not been during the past five years, are not and do not anticipate becoming, a U.S. real property holding corporation.

  Income Effectively Connected with a United States Trade or Business

        If a Non-U.S. Holder of notes or our common stock is engaged in a trade or business in the United States, and if interest on the notes, dividends on our common stock, or gain realized on the sale, exchange, conversion or other disposition of the notes and gain realized on the sale or exchange of our common stock is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States federal income tax on such interest, dividends or gain in the same manner as if it were a U.S. Holder. In addition, if such a Non-U.S. Holder is a foreign corporation, such holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Information Reporting and Backup Withholding

        Payments of interest or dividends made by us on, or the proceeds of the sale or other disposition of, the notes or shares of common stock may be subject to information reporting and United States federal backup withholding tax at the rate then in effect if the recipient of such payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amount withheld under the backup withholding rules is allowable as a credit against the holder's United States federal income tax, provided that the required information is furnished to the IRS.

SELLING SECURITYHOLDERS

        The notes offered hereby were originally issued by us in a private offering in July 2003. Pursuant to a purchase agreement that we and the initial purchasers entered into in connection with that offering, the initial purchasers agreed to offer and sell the notes only to persons they reasonably believed to be "qualified institutional buyers" within the meaning of Rule 144A under the Securities Act. The selling securityholders, which term includes their transferees, pledgees, donees and successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and common stock issued upon conversion of the notes.

        The following table sets forth information regarding the respective principal amounts of notes and numbers of shares of common stock beneficially owned by the selling securityholders prior to this offering and the respective principal amounts of notes and numbers of shares of common stock offered by the selling securityholders pursuant to this prospectus. This information has been obtained from the selling securityholders and we have not independently verified this information. Unless otherwise indicated, none of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with us or, insofar as we are aware, any of our predecessors or affiliates. Because the selling securityholders may offer all or some portion of the notes or the common stock issuable upon conversion of the notes pursuant to this prospectus, no estimate can be given as to the amount of the notes or common stock that will be held by the selling securityholders upon termination of this offering. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes or common stock since the date on which they provided the information to us for inclusion in the following table.

Name of Selling Securityholder(1)	Principal Amount of Notes Beneficially Owned Prior to this Offering	Principal Amount of Notes Offered by This Prospectus	Number of Shares of Common Stock Beneficially Owned Prior to this Offering(2)		Number of Shares of Common Stock Offered by This Prospectus(2)
Alpine Associates	$3,100,000	$3,100,000	128,470		128,470
Alpine Partners, L.P.	$400,000	$400,000	16,576		16,576
Durango Investments L.P.	$5,000,000	$5,000,000	207,210		207,210
Grace Convertible Arbitrage Fund, Ltd.	$3,000,000	$3,000,000	124,326		124,326
Polaris Vega Fund L.P.	$1,000,000	$1,000,000	41,442		41,442
DBAG London	$66,900,000	$66,900,000	2,772,482		2,772,482
Deutsche Bank Securities	$50,000	$50,000	2,072		2,072
Royal Bank of Canada	$2,000,000	$2,000,000	82,884		82,884
CooperNeff Convertible Strategies (Cayman) Master Fund LP	$6,075,000	$6,075,000	251,761		251,761
BNP Paribas Equity Strategies, SNC	$5,771,000	$5,771,000	239,162		239,162
Singlehedge U.S. Convertible Arbitrage Fund	$1,435,000	$1,435,000	59,469		59,469
Lyxor/Convertible Arbitrage Fund	$392,000	$392,000	16,245		16,245
Sturgeon Limited	$827,000	$827,000	34,272		34,272
All other holders of notes or shares of common stock issued on conversion of notes and future transferees, pledgees, donees and successors thereof(3)	$34,050,000	$34,050,000	1,411,113		1,411,113

Total	$130,000,000	$130,000,000	5,387,484	(4)	5,387,484

(1)
Information concerning the selling securityholders may change from time to time. Any such changed information will be set forth in amendments or supplements to this prospectus, if and when required.

(2)
Unless otherwise indicated, includes all shares of common stock issuable upon conversion of the notes and assumes a conversion price of $24.13 per share and a cash payment in lieu of any fractional share. However, this conversion price will be subject to adjustment as described under "Description of the Notes—Conversion Rights—Conversion Rate Adjustments." As a result, the number of shares of common stock beneficially owned prior to this offering and the number of shares of common stock offered hereby may increase or decrease in the future. Also assumes that the notes are convertible immediately. As described above under "Description of the Notes—Conversion Rights," the notes are convertible only in specified circumstances.

(3)
Information concerning other selling securityholders will be set forth in post-effective amendments to this prospectus, if required.

(4)
Assumes that any other holders of notes or shares of common stock issuable on conversion of notes and their respective transferees, pledgees, donees and successors do not beneficially own any common stock other than the common stock issued or issuable upon conversion of the notes.

None of the selling securityholders is an NASD member or an affiliate of an NASD member, except for Alpine Associates, Alpine Partners, L.P., DBAG London, Deutsche Bank Securities, Royal Bank of Canada and BNP Paribas Equities Strategies, SNC, each of whom (1) purchased the securities owned by it in the ordinary course of its business and (2) was not a party to any agreements, plans or understandings, directly or indirectly, with any person to distribute such securities.

PLAN OF DISTRIBUTION

        The selling securityholders (including their transferees, pledgees, donees and successors) may sell the notes and the common stock issuable upon conversion of the notes from time to time directly to purchasers or through broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. If the notes or the shares of common stock issuable upon conversion of notes are sold through broker-dealers or agents, the selling securityholders will be responsible for any discounts, concessions or commissions payable to those broker-dealers or agents.

        The notes and the common stock issuable upon conversion of the notes may be sold in one or more transactions at:

  •
  fixed prices;

  •
  prevailing market prices at the time of sale;

  •
  varying prices determined at the time of sale; or

  •
  negotiated prices.

        These sales may be effected in transactions, which may involve crosses or block transactions:

  •
  on any national securities exchange or quotation service on which the notes or the common stock may be listed or quoted at the time of sale;

  •
  in the over-the-counter market;

  •
  otherwise than on such exchanges or services or in the over-the-counter market; or

  •
  through the writing of options.

        Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

        In connection with the sale of the notes and the common stock issuable upon conversion of the notes or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the notes or common stock in the course of hedging their positions. The selling securityholders also may deliver the notes and shares of common stock issuable upon conversion of notes to close out short positions, or loan or pledge the notes or the common stock issuable upon conversion of such notes to broker-dealers or other financial institutions that in turn may sell those securities. The selling securityholders also may transfer, donate and pledge notes and shares of common stock issuable upon conversion of notes, in which case the transferees, donees, pledgees or other successors in interest will be deemed selling securityholders for purposes of this prospectus.

        The aggregate proceeds to the selling securityholders from the sale of the notes or the common stock issuable upon the conversion of the notes offered by them will be the purchase price of such notes or common stock less discounts and commissions, if any, payable by them. Each of the selling securityholders reserves the right to accept and, together with their broker-dealers or agents from time to time, to reject, in whole or in part, any proposed purchase of the notes or the common stock issuable upon conversion of the notes to be made directly or through broker-dealers or agents. We will not receive any of the proceeds from the offering of the notes and the common stock issuable upon conversion of the notes.

        There is no public market for the notes and we do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes through any automated quotation system. The notes are currently designated for trading on the PORTAL Market. However, once notes are sold by means of this prospectus, those notes will no longer trade on the PORTAL Market. Our common stock is listed on the New York Stock Exchange under the symbol "GFF".

        In order to comply with the securities laws of some states, if applicable, the notes and the common stock issuable upon conversion of the notes may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and the common stock issuable upon conversion of the notes may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        The selling securityholders may not sell any, or may sell less than all, of the notes and shares of common stock issuable upon conversion of the notes offered by them pursuant to this prospectus. In addition, any selling securityholder may, to the extent permitted by applicable law, sell, transfer, devise or gift the notes or shares of common stock issuable upon conversion of notes by means not described in this prospectus. In that regard, any notes or shares of common stock issuable upon conversion of notes that qualify for sale pursuant to Rule 144A or Rule 144 under the Securities Act may be sold under that rule, if applicable, rather than pursuant to this prospectus.

        The selling securityholders and any broker-dealers or agents that participate in the distribution of the notes and the common stock issuable upon conversion of the notes may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Each of Alpine Associates, Alpine Partners, L.P., Deutsche Bank Securities and any other selling securityholder that is a registered broker-dealer is an "underwriter" within the meaning of such Section 2(11). As a result, any profits on the sale of the notes or the shares of common stock issued on conversion of notes received by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders are or were deemed to be underwriters, the selling securityholders would or could be subject to certain statutory liabilities under the federal securities laws, including under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934.

        The selling securityholders and any other persons participating in the distribution of the notes and the shares of common stock issuable upon conversion of the notes will be subject to the Securities Exchange Act. The Securities Exchange Act rules include, without limitation, Regulation M, which may limit the timing of or prohibit the purchase and sale of notes and shares of common stock by the selling securityholders and any such other person. In addition, under Regulation M, any selling securityholder or other person engaged in the "distribution," within the meaning of Regulation M, of the notes or the shares of common stock issuable upon conversion of the notes may not engage in market-making activities with respect to the notes or the common stock for certain periods prior to the commencement of that distribution, unless, in the case of persons other than selling securityholders, an applicable exemption is available under Regulation M. The foregoing may affect the marketability of the notes and the common stock issuable upon conversion of the notes and the ability of any person or entity to engage in market-making activities with respect to those securities.

        In that regard, the selling securityholders are required to acknowledge that they understand their obligations to comply with the provisions of the Securities Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M thereunder (or any successor rules or regulations), in connection with the offering made by this prospectus. Each selling securityholder is required to agree that neither it nor any person acting on its behalf will engage in any transaction in violation of such provisions.

        To the extent required, the specific notes or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent or broker-dealer, and any applicable commissions or discounts with respect to a particular sale or other disposition of notes or shares of common stock issued on conversion of notes pursuant to this prospectus will be set forth in a supplement to this prospectus or, if appropriate, a post-effective amendment to the shelf registration statement of which this prospectus is a part.

        Pursuant to the registration rights agreement described above under "Description of the Notes—Registration Rights," we and the selling securityholders have agreed, subject to exceptions, to indemnify each other against specified liabilities, including liabilities under the Securities Act, and may be entitled to contribution from each other in respect of those liabilities.

        We will pay substantially all of the expenses incident to the offering and sale of the notes and the common stock issuable upon conversion of the notes pursuant to this prospectus, other than commissions, fees and discounts payable to brokers-dealers or agents, fees and disbursements of any counsel or other advisors or experts retained by the selling securityholders and any documentary, stamp or similar issue or transfer tax.

        Under the registration rights agreement, we may be required from time to time to require holders of notes and shares of common stock issued on conversion of notes to discontinue the sale or other disposition of those notes and shares of common stock under specified circumstances. See "Description of the Notes—Registration Rights" above.

LEGAL MATTERS

        Kramer, Coleman, Wactlar & Lieberman, P.C., Jericho, New York and Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York have acted as counsel to Griffon Corporation in connection with this registration statement.

EXPERTS

        The consolidated financial statements as of and for the years ended September 30, 2003 and 2002 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        Our financial statements for the fiscal year ended September 30, 2001, included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2003, incorporated by reference into this prospectus, were audited by Arthur Andersen LLP ("Andersen"), as stated in their report dated November 6, 2001, which is also incorporated by reference herein. The report of Andersen was not reissued by Andersen and they did not give permission to use such report in this prospectus. The ability of Andersen to satisfy any claims (including claims arising from Andersen's provision of auditing and other services to us) may be limited as a practical matter due to events regarding Andersen.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements, and other information with the SEC. Such reports, proxy statements, and other information concerning us can be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including us. Our common stock is listed on the New York Stock Exchange under the trading symbol "GFF." These reports, proxy statements, and other information are also available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call 212-656-5060.

        Any information in documents incorporated by reference in this prospectus is considered part of this prospectus, and any information filed with the SEC subsequent to this prospectus and prior to the sale of all the notes and common stock to which this prospectus relates will automatically update and supersede this information. We incorporate by reference the documents listed below which have been filed with the SEC:

  •
  Annual Report on Form 10-K for the fiscal year ended September 30, 2003;

  •
  Report on Form 8-K dated July 18, 2003;

  •
  Proxy Statement, dated December 30, 2003, relating to our Annual Meeting of Stockholders held on February 5, 2004;

  •
  Registration Statement on Form 8-A dated January 19, 1993, as amended by a Form 8-A/A filed with the SEC on November 29, 1994; and

  •
  Registration Statement on Form 8-A filed with the SEC on May 16, 1996.

        Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

        We will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference in this prospectus, other than exhibits to such documents, unless the exhibits are incorporated by reference into such documents. Requests should be directed to our Secretary, Griffon Corporation, 100 Jericho Quadrangle, Jericho, New York 11753.

        You should rely only on the information included or incorporated by reference in this prospectus or the prospectus supplement, if any. We have not authorized anyone else to provide you with different information. These securities are being offered only in states where the offer is permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover hereof. Information on our web site is not a part of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

        The following table sets forth the fees and expenses, other than discounts, commissions and concessions payable to broker-dealers and agents, in connection with the offering and distribution of the securities being offered hereunder. All amounts other than the filing fee for the registration statement are estimates. All of these fees and expenses will be borne by the Registrant.

Securities and Exchange Commission Filing Fee	$10,517
Printing Fees and Expenses	15,000
Trustees' Fees and Expenses	3,500
Legal Fees	25,000
Accounting and Auditor Fees	30,000
Miscellaneous	5,983

Total	$90,000

Item 15.    Indemnification of Directors and Officers

        Under provisions of the By-Laws of Griffon, each person who is or was a director or officer of Griffon may be indemnified by Griffon to the full extent permitted or authorized by the General Corporation Law of Delaware.

        Under such law, to the extent that such person is successful on the merits of defense of a suit or proceeding brought against him by reason of the fact that he is a director or officer of Griffon, such person shall be indemnified against expenses (including attorneys' fees) reasonably incurred in connection with such action.

        If unsuccessful in defense of a third-party civil suit or if a criminal suit is settled, such a person may be indemnified under such law against both (1) expenses (including attorneys' fees) and (2) judgments, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Griffon, and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

        If unsuccessful in defense of a suit brought by or in the right of Griffon, or if such suit is settled, such a person may be indemnified under such law only against expenses (including attorneys' fees) incurred in the defense or settlement of such suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Griffon except that if such a person is adjudged to be liable in such suit for negligence or misconduct in the performance of his duty to Griffon, he cannot be made whole even for expenses unless the court determines that he is fairly and reasonably entitled to indemnity for such expenses.

        Determinations made as to whether such person has met the applicable standard of conduct in order to be indemnified shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

        The indemnification and advancement of expenses shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        The officers and directors of Griffon are covered by officers and directors liability insurance. Griffon has entered into indemnification agreements with all of its officers and directors. The agreements provide for reimbursement for all direct and indirect costs of any type or nature whatsoever (including attorneys' fees and related disbursements) actually and reasonably incurred in connection with either the investigation, defense or appeal of a proceeding (as defined in such agreements) including amounts paid in settlement by or on behalf of an indemnitee.

Item 16.    Exhibits

3.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of our Annual Report on Form 10-K for the year ended September 30, 1995)
3.2	Amended and restated By-laws (incorporated by reference to Exhibit 3 of our Current Report on Form 8-K dated May 2, 2001)
4.1
Indenture, dated as of July 18, 2003, between Griffon Corporation and American Stock Transfer & Trust Company, as Trustee, including the form of 4.0% Contingent Convertible Subordinated Note due 2023**
4.2	Registration Rights Agreement, dated July 18, 2003, by and between Griffon Corporation and Deutsche Bank Securities Inc., as representative of the initial purchasers.**
4.3	Form of Certificate Evidencing the Common Stock**
4.4
Rights Agreement, dated as of May 9, 1996, between Griffon Corporation and American Stock Transfer & Trust Company, as rights agent (incorporated by reference to Exhibit 1.1 of our Current Report on Form 8-K, dated May 9, 1996)
5	Opinion of Kramer, Coleman, Wactlar & Lieberman, P.C.**
8	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, as to certain tax matters**
12	Statement re: Computation of Ratios
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Kramer, Coleman, Wactlar & Lieberman, P.C. (included in Exhibit 5 hereof)**
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8 hereof)**
23.4	Consent of Arthur Anderson LLP*
24	Powers of Attorney (included in the signature page hereof)**
25	Statement of Eligibility of the Trustee on Form T-1**

*
Not filed pursuant to Rule 437a.

**
Previously filed.

Item 17.    Undertakings

        The undersigned hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Act"), each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (6) The undersigned Registrant hereby undertakes:

            (i) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of the registration statement as of the time it was declared effective.

            (ii) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Jericho, New York on the 5th day of February, 2004.

GRIFFON CORPORATION
By:	/s/ ROBERT BALEMIAN Robert Balemian President and Director
Signature	Title

/s/ HARVEY R. BLAU Harvey R. Blau	Chairman of the Board (Principal Executive Officer)
/s/ ROBERT BALEMIAN Robert Balemian	President and Director (Principal Financial Officer)
/s/ PATRICK ALESIA Patrick Alesia	Vice President and Treasurer (Principal Accounting Officer)
* Henry A. Alpert	Director
* Bertrand M. Bell	Director
* Abraham M. Buchman	Director
* Clarence A. Hill, Jr.	Director
* Ronald J. Kramer	Director

* James W. Stansberry	Director
* Martin S. Sussman	Director
* William H. Waldorf	Director
* Joseph Whalen	Director
* Lester L. Wolff	Director
*By:	/s/ ROBERT BALEMIAN Robert Balemian Attorney-in-Fact

QuickLinks

100 Jericho Quadrangle Jericho, New York 11753 (516) 938-5544 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)
Robert Balemian 100 Jericho Quadrangle Jericho, New York 11753 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
TABLE OF CONTENTS
SUMMARY
Griffon Corporation
The Offering
Tax Summary
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DESCRIPTION OF THE NOTES
DESCRIPTION OF CAPITAL STOCK
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES